As filed with the Securities and Exchange Commission on May 22, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SOLECTRON GLOBAL FINANCE LTD
(Exact name of Registrant as specified in its charter)

Cayman Islands	3672	98-0452522
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

SOLECTRON CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	3672	94-2447045
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

847 Gibraltar Drive
Milpitas, California 95035
(408) 957-8500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Paul J. Tufano
Executive Vice President and
Chief Financial Officer
Solectron Global Finance LTD
847 Gibraltar Drive
Milpitas, California 95035
(408) 957-8500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Daniel J. Weiser, Esq.
Alexander E. Kolar, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering
Securities to be Registered	Registered	per Unit (1)	Price(1)	Amount of Registration Fee
8.00% Senior Subordinated Notes due 2016	$150,000,000	100%	$150,000,000	$16,050
Guarantee by Solectron Corporation of the 8.00% Senior Subordinated Notes due 2016(2)	N/A	N/A	N/A	—

(1)	Represents the maximum principal amount at maturity of 8.00% Senior Subordinated Notes due 2016, that may be issued pursuant to the exchange offer described in this registration statement. The statement fee was calculated pursuant to Rule 457(f) under the Securities Act of 1933.

(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable for the guarantee of the notes.

The Registrants hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not offer these securities for exchange until the Securities and Exchange Commission declares our registration statement, of which this prospectus is a part, effective. This prospectus is not an offer to exchange these securities and it is not soliciting an offer to exchange these securities in any jurisdiction where the exchange is not permitted.

SUBJECT TO COMPLETION, DATED MAY 22, 2006

Prospectus

$150,000,000

Solectron Global Finance LTD
Solectron Corporation
Offer to Exchange

8.00% Senior Subordinated Notes due 2016 of Solectron Global Finance LTD,
guaranteed by Solectron Corporation, which have been Registered
Under the Securities Act
For
Any and All Outstanding 8.00% Senior
Subordinated Notes due 2016 of Solectron Global Finance LTD,
guaranteed by Solectron Corporation

We are offering to exchange up to $150,000,000 aggregate principal amount of our senior subordinated notes guaranteed by Solectron Corporation for exchange notes guaranteed by Solectron Corporation which have been registered under the Securities Act of 1933. We will not receive any proceeds from the exchange offer.

The terms of the exchange notes will be substantially similar to the original notes except that the exchange notes will not be subject to transfer restrictions and registration rights relating to the original notes.

The exchange offer will expire at 5:00 p.m. New York City time, on          , 2006, unless we decide to extend the expiration date. Completion of the exchange offer is subject to customary conditions which we may waive.

The exchange of original notes for exchange notes will not be a taxable event for United States Federal income tax proposes.

There is no existing market for the exchange notes to be issued, and we do not intend to apply for their listing on any securities exchange or arrange for them to be quoted on any quotation system.

Each broker-dealer who receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 90 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. For a discussion of the prospectus delivery requirements by a broker-dealer, see the section in this prospectus titled “Plan of Distribution.”

See the section entitled “Description of the Exchange Notes” that begins on page 33 for more information about the original notes and the exchange notes to be issued in this exchange offer.

This investment involves risks. See “Risk Factors” beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated          , 2006.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with any information or represent anything about us or this offering that is not contained or incorporated by reference in this prospectus. If given or made, any such other information or representation should not be relied upon as having been properly authorized. We are not making an offer to exchange these notes in any jurisdiction where an exchange is not permitted. We do not claim the accuracy of the information in this prospectus as of any date other than stated on the cover.

The prospectus incorporates important business and financial information about the company that is not included in or delivered with the prospectus. This information is available without charge to security holders upon request to Solectron’s Investor Relations department by calling (408) 956-6542, by writing to Investor Relations, Solectron Corporation, 847 Gibraltar Drive, Bldg. 5, Milpitas, CA 95035 or by sending an email to InvestorRelations@solectron.com. To obtain timely delivery, security holders must request the information no later than          , 2006, which is five business days before the expiration date of the Exchange Offer.

This prospectus summarizes documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of the information we discuss in this prospectus. In making an investment decision, you must rely on your own examination of such documents, our business and the terms of the exchange offer and the notes, including the merits and risks involved.

Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

MARKET DATA

Market data contained in or incorporated by reference into this prospectus is based on independent industry sources (including International Data Corporation), other publicly available information and the good faith estimates of our management.

Although we are aware of no reason that would lead us to believe that such sources are not reliable, the accuracy and completeness of such information has not been independently verified by us and cannot be guaranteed.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

In addition to the other information contained or incorporated by reference in this prospectus, investors should carefully consider the risk factors disclosed in this prospectus in evaluating an investment in the notes. The information contained in or incorporated by reference into this prospectus includes forward-looking statements relating to matters including, but not limited to:

•	future sales and operating results, including future earnings, growth, rates and trends;

•	our anticipation of the timing and amounts of our future obligations and commitments and our ability to meet those commitments;

•	the impact of our Lean Initiative and its expected future benefit to us;

•	our expectations regarding valuation allowances on future tax benefits in various countries;

•	our expectations regarding charges relating to future tax audits and the availability of any reserves;

•	the amount of available future cash and our belief that our cash and cash equivalents, short-term investments, lines of credit and cash to be generated from continuing operations will be sufficient for us to meet our obligations for the next twelve months;

•	the success, capabilities and capacities of our business operations;

•	the adequacy of our restructuring provisions and timing of our restructuring actions and their impact on our business or results of operations;

•	the anticipated financial impact of recent and future acquisitions and divestitures and the adequacy of our provisions for indemnification obligations pursuant to such transactions;

•	our ability to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

•	our exposure to foreign currency exchange rate fluctuations;

•	our belief that our current or future environmental liability exposure related to our facilities will not be material to our business, financial condition or results of operations; and

•	various other forward-looking statements based on the expectations of our management as of the date of this prospectus.

The forward-looking statements are generally accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “expect” and other similar words and statements. Our forward-looking statements are based on current expectations, forecasts and assumptions and are subject to risks, uncertainties and changes in condition, significance, value and effect, including those discussed under the heading “Risk Factors” in this prospectus, the documents incorporated by reference into this prospectus and in our reports filed with the SEC on Forms 10-K,

10-Q and 8-K. Such risks, uncertainties and changes in condition, significance, value and effect could cause our actual results to differ materially from our anticipated outcomes. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate. Therefore, we can give no assurance that the results implied by these forward-looking statements will be realized. The inclusion of forward-looking information should not be regarded as our representation that the future events, plans or expectations contemplated by us will be achieved. Furthermore, past performance in operations and share price is not necessarily indicative of future performance. We disclaim any intention or obligation to update or revise any forward-looking statements contained in this prospectus or contained in the documents incorporated by reference into this prospectus, whether as a result of new information, future events or otherwise.

You should carefully review the risk factors included in other reports or documents filed by us from time to time with the SEC, particularly our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.

ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form S-4 that we have filed with the Securities and Exchange Commission pursuant to the Securities Act and the rules and regulations thereunder. The registration statement covers the exchange notes being offered and Solectron Corporation’s guarantee of the exchange notes and encompasses all amendments, exhibits, annexes, and schedules to the registration statement. This prospectus does not contain all the information in the exchange offer registration statement. For further information about us and the exchange offer, reference should be made to the registration statement. Statements made in this prospectus as to the contents of any contract, agreement, or other document referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement, or other document filed as an exhibit to the registration statement, you should read the documents filed as exhibits to the registration statement.

Unlike Solectron Corporation, Solectron Global Finance LTD is not subject to the informational reporting requirement of the Securities Exchange Act of 1934 by virtue of Rule 12h-5 thereunder. Solectron Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Solectron Corporation files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the public reference room. Reports, proxy and information statements, and other information filed electronically with the SEC are available to the public at the SEC’s website at www.sec.gov. However, information on the SEC’s website does not constitute a part of this prospectus.

In this document, we “incorporate by reference” the information we file with the SEC (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules), which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC prior to the termination of the exchange offer will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until this exchange offer is completed:

•	Our Annual Report on Form 10-K for the fiscal year ended August 26, 2005, filed with the SEC on November 9, 2005;

•	Our Quarterly Report on Form 10-Q for the quarter ended November 25, 2005, filed with the SEC on January 4, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended February 24, 2006, filed with the SEC on April 5, 2006; and

•	Our Current Reports on Form 8-K, filed on September 7, 2005, October 5, 2005, November 2, 2005, December 22, 2005, February 1, 2006, February 21, 2006, March 22, 2006, March 23, 2006 and April 11, 2006.

You may obtain a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:
Solectron Corporation
847 Gibraltar Drive
Milpitas, California 95035
Telephone: (408) 957-8500
Attn: Investor Relations

You should rely only on the information provided or incorporated by reference in this document. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than the date of this prospectus.

SUMMARY

The following summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and the schedules and related notes and Management’s Discussion and Analysis of Financial Condition and the Results of Operations, contained in, or incorporated into, this prospectus. You should carefully consider the information set forth under “Risk Factors.” Unless the context otherwise requires, the terms “Solectron,” “we,” “us,” and “our” refer to Solectron Corporation, a Delaware corporation, together with its subsidiaries. Additionally, the terms “parent” or “guarantor” refer only to Solectron Corporation and not to any of its subsidiaries and the terms “Financeco” or “issuer” refer only to Solectron Global Finance LTD.

Solectron Global Finance LTD

Solectron Global Finance LTD, which we refer to in this prospectus as Financeco, is the issuer of the notes. Financeco is an indirect, 100%-owned finance subsidiary of Solectron Corporation, formed solely for the purpose of issuing debt securities. Financeco has no assets, operations, revenues, or cash flows other than those related to its debt securities. The notes are, and the exchange notes will be fully and unconditionally guaranteed on a senior subordinated basis, as described in more detail elsewhere in this prospectus, by Solectron Corporation.

Solectron Corporation

We provide electronics manufacturing and supply chain services to original equipment manufacturers, or OEMs, around the world. As a value-added contract manufacturing partner to industry leading OEMs, our customers contract with us to build their products or to obtain services related to product design, manufacturing and post-manufacturing requirements. We design, build and service products that carry the brand names of our customers.

We serve several electronics products and technology markets. Our end markets, and their contribution to net sales as of the twelve months ended August 31, 2005, are as follows:

•	Computing and storage equipment, including servers, storage systems, workstations, notebooks, and peripherals (30.6%);

•	Networking equipment such as routers and switches that move traffic across the Internet (25.0%);

•	Communications equipment, including wireless and wireline infrastructure products (19.8%);

•	Consumer products such as cellular telephones, set-top boxes and personal/handheld communications devices (13.7%);

•	Industrial products, including semiconductor manufacturing and test equipment, wafer fabrication equipment controls, process automation equipment and home appliance electronics controls (5.9%);

•	Automotive electronics systems, including audio and navigation systems, system control modules, and body electronics (3.2%); and

•	Other electronics equipment and products, including medical products such as X-ray equipment, ultrasound fetal monitors, magnetic resonance imaging, or MRI, scanners, blood analyzers, insulin delivery devices, electrocardiogram, or ECG, patient monitors, surgical robotic systems, high performance liquid chromatographers, or HPLCs, spectrometers and laser surgery equipment (1.8%).

Our customer base consists of many of the world’s leading technology companies, such as Cisco Systems, Ericsson, Hewlett-Packard, IBM, Lucent Technologies, Motorola, NEC, Nortel Networks, Sun Microsystems and Thomson.

Our comprehensive range of services are designed to meet customer supply chain needs throughout the product life cycle. Our services include:

•	Product stewardship: end-to-end product sponsorship from product launch/New Product Introduction, or NPI, to maturity and next generation development

•	Product design

•	Collaborative design

•	Product launch/NPI

•	Design for manufacturability, or DFX, services

•	Printed Circuit Board Assembly, or PCBA, and subsystem manufacturing

•	Systems integration and test

•	Parts management: managing a clearinghouse of components necessary for customer repair and warranty needs

•	Inventory management

•	Forward/Reverse logistics: fulfillment of product delivery to end customers and handling of product returns

•	Repair

•	Recovery/Remarketing: encompassing receipt of returned products, refurbishment and resale

•	Warranty support

•	Feedback to design and manufacturing for quality/serviceability

Industry Overview

The electronics manufacturing services, or EMS, industry is comprised of companies that provide a broad range of manufacturing services to OEMs. According to International Data Corporation, the global EMS market was estimated to be $105.5 billion of revenue in 2004 and is expected to grow to $178.0 billion of revenue by 2009, representing a compound annual growth rate of 11%.

Electronics OEMs and those that design products with a significant percentage of electronic components are experiencing continuous pressure to be more competitive. As OEMs focus on their core competencies of product development, sales and marketing and consulting services, managing a supply chain is often challenging. OEMs have increasingly turned to EMS companies for supply chain management solutions and, in response, EMS companies have expanded their capabilities from manufacturing components or partial assemblies to providing more complex manufacturing and supply chain services. By outsourcing their supply chain, OEMs are able to focus on their core competencies, while leveraging the supply chain expertise of EMS providers.

Today, leading EMS companies have global footprints and offer comprehensive product lifecycle services including: front-end design and new product introduction, engineering and volume manufacturing, final system assembly and test, direct order fulfillment, after-market product services and support, and global supply chain management. Overall EMS market growth is expected to be driven by continued outsourcing in traditional EMS end markets such as computing and storage, networking and communications as well as increased levels of adoption of outsourced manufacturing strategies from OEMs in non-traditional end markets such as automotive, medical, military/aerospace and industrial.

We provide the following benefits to OEMs to support the trend of increased outsourcing:

•	Manufacturing and service technologies

•	Faster time-to-market

•	Lower costs

•	Flexibility and responsiveness

•	Consistent quality

•	Better asset utilization

•	Focused resource allocation

•	Cost-effective global capabilities

•	Environmental compliance

Summary Issuer Structure

Financeco is an indirect, 100%-owned finance subsidiary of Solectron Corporation, formed solely for the purpose of issuing debt securities. Financeco currently has no assets, operations, revenues, or cash flows other than those related to the issuance and administration of the notes. The original notes are, and the exchange notes will be, fully and unconditionally guaranteed on a senior subordinated basis, as described in more detail elsewhere in this prospectus, by Solectron Corporation. The following diagram provides a summary illustration of the structure of the notes and the exchange notes:

The proceeds of the notes were upstreamed to Solectron Corporation to repay at maturity its outstanding 7.375% Senior Notes due 2006. Neither Financeco nor Solectron will receive any proceeds from the issuance of the exchange notes.

We were originally incorporated in the State of California in August 1977. In February 1997, we were reincorporated in Delaware. Our principal executive offices are located at 847 Gibraltar Drive, Milpitas, California 95035. Our telephone number is (408) 957-8500 and our internet address is www.solectron.com. The information contained or incorporated in our website is not a part of this prospectus and you should not rely on any of that information in deciding whether or not to exchange your original notes for exchange notes.

Financeco was incorporated in the Cayman Islands in March 2005 as an exempted company with limited liability under the laws of the Cayman Islands. The principal executive office for Financeco is located at 847 Gibraltar Drive, Milpitas, California 95035. Financeco’s registered office in the Cayman Islands is CARD Corporate Services, P.O. Box 709GT, 122 Mary Street, Zephyr House, Grand Cayman, Cayman Islands. Financeco’s telephone number in California is (408) 957-8500 and the telephone number for its registered office in the Cayman Islands is (345) 949-4544. Financeco does not have an internet address.

Summary of the Exchange Offer

The Initial Offering of Original Notes	On February 21, 2006, we issued, in a private placement, $150,000,000 aggregate principal amount of 8.00% Senior Subordinated Notes due 2016 guaranteed by Solectron Corporation, which we refer to as the original notes.

Registration Rights Agreement	Pursuant to the registration rights agreement between us, Financeco and the initial purchasers entered into in connection with the initial private placement, we have agreed to offer to exchange the original notes for up to $150,000,000 aggregate principal amount of registered 8.00% Senior Subordinated Notes due 2016 guaranteed by Solectron Corporation, which we refer to as the exchange notes. We have filed a registration statement of which this prospectus is a part to meet our obligation under the registration rights agreement. If we fail to perform our obligations under the registration rights agreement, holders of the original notes will be entitled to certain payments as liquidated damages.

The Exchange Offer	We are offering to exchange the exchange notes, which have been registered under the Securities Act, for the same aggregate principal amount of the original notes.

The original notes may be tendered only in $1,000 increments. We will exchange the applicable exchange notes for all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration date of the exchange offer.

The exchange notes will evidence the same debt as the original notes and will be issued under and entitled to the benefits of the same indenture that governs the original notes. Holders of the original notes do not have any appraisal or dissenter rights in connection with the exchange offer. Upon exchange, the exchange notes will not be subject to transfer restrictions, and holders of original notes that have tendered and had their original notes accepted in the exchange offer will have no further registration rights.

If You Fail to Exchange Your Original Notes	If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the original notes and indenture governing those notes. In general, you may not offer or sell your original notes unless they are registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.

Procedures for Tendering Notes	If you wish to tender your original notes for exchange notes and you hold your original notes in book-entry form, you must request your participant of the Depositary Trust Company, or DTC, to, on your behalf, instead of physically completing and signing the letter of transmittal and delivering the letter and your original notes to the exchange agent, electronically transmit an acceptance through DTC’s Automated Tender Offer Program or ATOP. If your original notes are held in book-entry form and are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your original notes pursuant to this exchange offer.

If you wish to tender your original notes for exchange notes and you hold your original notes in certificated form, you must:

• complete and sign the enclosed letter of transmittal by following the related instructions, and

• send the letter of transmittal, as directed in the instructions, together with any other required documents, to the exchange agent either (1) with the original notes to be tendered, or (2) in compliance with the specified procedures for guaranteed delivery of the original notes.

Please do not send your letter of transmittal or certificates representing your original notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. For a discussion of the procedure for tendering your original notes, see the subsection entitled “The Exchange Offer — Exchange Agent” below.

Resale of the Exchange Notes	Except as provided below, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as:

• the exchange notes are being acquired by you in the ordinary course of your business,

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer,

• you are not an affiliate of the issuer or the guarantor,

• you are not a broker-dealer tendering original notes acquired directly from us or our affiliates for your account, and

• you are not prohibited by law or any policy of the Securities and Exchange Commission (SEC) from participating in the exchange offer.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us. The SEC has not considered this exchange offer in the context of a no-action letter. We cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any exchange notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution”.

Record Date	We mailed this prospectus and the related offer documents to the registered holders of the original notes on , 2006.

Interest on the Exchange Notes and the Original Notes	The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the original notes or, if not yet paid, from February 21, 2006. Interest on the original notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2006, unless we decide to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions. This exchange offer is not conditioned upon any minimum principal amount of the original notes being tendered.

Withdrawal Rights	You may withdraw the tender of your original notes at any time before the expiration date of the exchange offer. You must follow the withdrawal procedures as described under the heading “The Exchange Offer — Withdrawal of Tenders.”

Federal Income Tax Considerations	The exchange of original notes for the exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. For a discussion of federal income tax considerations in connection with the exchange offer, see the section titled “Certain Federal Income Tax Considerations” below.

Use of Proceeds	Neither we nor Financeco will receive any proceeds from the issuance of the exchange notes for the original notes in the exchange offer. We will pay all of our expenses incident to the exchange offer.

Exchange Agent	U.S. Bank National Association, the trustee under the indenture governing the notes, is serving as exchange agent for the exchange offer.

The Exchange Notes

The form and terms of the exchange notes are the same as the form and terms of the original notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not have the benefit of the registration rights and liquidated damage provisions in favor of holders of the original notes. The exchange notes represent the same debt as the original notes for which they are being exchanged. Both the original notes and the exchange notes, collectively referred to as the notes, are governed by the same indenture.

The Issuer	Solectron Global Finance LTD (Financeco or issuer). Financeco is an indirect 100%-owned finance subsidiary of Solectron Corporation that has no independent assets, operations, revenues or cash flows and was formed for the sole purpose of issuing debt securities.

Securities Offered	$150.0 million in aggregate principal amount of senior subordinated notes due 2016.

Maturity Date	March 15, 2016.

Interest	8.00%

Interest Payment Dates	Financeco will pay interest semi-annually in cash in arrears on March 15 and September 15 of each year, beginning September 15, 2006.

Ranking	The exchange notes are Financeco’s general, unsecured obligations. The exchange notes:

• are subordinated in right of payment to all existing and future general unsubordinated obligations of Financeco;

• are effectively subordinated to all of Financeco’s existing and future secured debt to the extent of the assets, if any, securing such debt; and

• rank equally in right of payment with all existing and future senior, subordinated indebtedness of Financeco.

Parent Guarantee	The exchange notes will be fully and unconditionally guaranteed by Solectron, Financeco’s indirect parent company. The parent guarantee:

• will be subordinated in right of payment to all existing and future general unsubordinated obligations of Solectron;

• will be effectively subordinated to all of Solectron’s existing and future secured debt to the extent of the assets securing such debt, including all borrowings, if any, under Solectron’s senior, secured credit facility;

• will be structurally subordinated to all existing and future liabilities, including trade payables, of Solectron’s subsidiaries; and

• ranks equally in right of payment with all existing and future senior, subordinated indebtedness of Solectron.

As of February 28, 2006, after giving effect to this offering and the use of proceeds therefrom, Solectron would have had outstanding an aggregate of approximately $643 million of Senior Debt (as defined elsewhere in this prospectus). As of February 28, 2006, the aggregate amount of liabilities of Solectron’s subsidiaries, including trade payables but excluding intercompany liabilities, was approximately $2.3 billion.

Optional Redemption	Financeco and Solectron will each have the option to redeem the exchange notes, in whole or in part, at any time on or after March 15, 2011, in each case at the redemption prices described in this prospectus under the heading “Description of the Exchange Notes — Optional Redemption,” plus any accrued and unpaid interest to the date of the redemption. Prior to March 15, 2011, Financeco and Solectron will each have the option to redeem the notes, in whole or in part, at a redemption price equal to the greater of 100% of principal amount or the make-whole redemption price described in this prospectus, in each case, plus any accrued and unpaid interest to the redemption date.

In addition, prior to March 15, 2009, Financeco or Solectron may, at any time or from time to time, redeem up to 35% of the aggregate principal amount of the exchange notes with the net proceeds of a public common stock offering by Solectron at a redemption price of 108% of the principal amount of exchange notes, plus any accrued and unpaid interest to the redemption date, if at least 65% of the aggregate principal amount of the exchange notes issued under the indenture remains outstanding after such redemption and the redemption occurs within 90 days of the closing of such equity offering.

Change of Control	If a change of control event occurs, each holder of exchange notes may require Financeco to repurchase all or a portion of its notes at a price equal to 101% of the principal amount of the exchange notes, plus any accrued and unpaid interest to the date of repurchase.

Certain Covenants	The indenture governing the exchange notes contains certain covenants which, among other things, restrict Financeco’s ability and the ability of Solectron and Solectron’s restricted subsidiaries to:

• incur additional indebtedness;

• pay dividends;

• make distributions in respect of Financeco’s, Solectron’s or Solectron’s restricted subsidiaries’ capital stock;

• make other restricted payments;

• give subsidiary guarantees of our other debt;

• enter into transactions with affiliates or related persons;

• sell assets;

• enter into sale and leaseback transactions;

• create liens; and

• consolidate, merge or sell all or substantially all of Financeco’s, Solectron’s or Solectron’s subsidiaries.

All of Solectron’s subsidiaries are currently restricted subsidiaries, as defined in the indenture. All of these covenants are subject to important exceptions and qualifications. See “Risk Factors — Risks Relating to the Exchange Notes” and “Description of the Exchange Notes” in this prospectus.

Covenant Suspension	If on any date following the date of the indenture the exchange notes are rated Baa3 or above by Moody’s Investor Services and BBB− or above by Standard & Poor’s and, subject to certain exceptions, no default or event of default has occurred and is continuing, many of the foregoing covenants would be suspended during the time the exchange notes are rated at those levels. See “Description of the Exchange Notes — Covenant Suspension” in this prospectus.

Use of Proceeds	We used the net proceeds from the offering of the original notes, together with cash on hand of approximately $4.0 million, to repay at maturity Solectron’s outstanding 7.375% Senior Notes due March 1, 2006. Neither Financeco nor Solectron will receive any proceeds from the exchange offer.

No listing of the Exchange Notes	We do not intend to list the original notes or the exchange notes on any securities exchange or the Nasdaq National Market.

Risk Factors

You should read the “Risk Factors” section, beginning on page 11 of this prospectus, as well as other cautionary statements throughout the entire prospectus and the documents incorporated by reference herein, so that you understand the risks associated with an investment in the original notes and the exchange notes.

Summary Consolidated Financial Data

The summary consolidated financial data presented below under the captions “Consolidated Statement of Operations Data” and “Consolidated Balance Sheet Data” for, and as of the end of, each of the years in the five-year period ended August 31, 2005, are derived from our audited consolidated financial statements. The consolidated financial statements as of August 31, 2005 and 2004, and for each of the years in the three-year period ended August 31, 2005, are included in our Form 10-K for the period ended August 26, 2005 and incorporated by reference in this prospectus. The summary consolidated financial data presented below for the six-month periods ended February 28, 2006 and 2005, and as of February 28, 2006 and 2005, are derived from our unaudited condensed consolidated financial statements included in our Form 10-Q for the period ended February 24, 2006 incorporated by reference in this prospectus. This historical information is not necessarily indicative of the results to be expected in the future.

Consolidated Statement of Operations Data

	Twelve Months Ended August 31					Six Months Ended February 28
	2001	2002	2003	2004	2005	2005	2006
	(Unaudited)
	(In millions, except per share data)

Net sales	$17,436.9	$10,738.7	$9,828.3	$11,638.3	$10,441.1	$5,446.6	$4,956.0
Cost of sales	16,187.7	10,234.8	9,388.4	11,068.6	9,868.8	5,133.2	4,701.4

Gross profit	1,249.2	503.9	439.9	569.7	572.3	313.4	254.6
Operating expenses:
Selling, general and administrative	703.2	661.4	566.9	446.7	412.8	200.3	211.7
Restructuring and impairment cost(1)	510.9	787.7	604.8	177.9	91.1	43.9	6.5
Goodwill amortization expense(2)	138.4	—	—	—	—	—	—
Acquisition costs(3)	23.9	—	—	—	—	—	—
Goodwill impairment costs(4)	—	2,500.0	1,620.1	—	—	—	—

Operating income (loss)	(127.2)	(3,445.2)	(2,351.9)	(54.9)	68.4	69.2	36.4
Interest and other income (expense)	0.8	(74.1)	(131.5)	(210.8)	(63.2)	(12.3)	10.8

Income (loss) from continuing operations before income taxes	$(126.4)	$(3,519.3)	$(2,483.4)	$(265.7)	$5.2	$56.9	$47.2
Income tax expense (benefit)	(35.9)	(450.0)	525.5	(3.3)	15.7	12.5	9.9

Income (loss) from continuing operations	(90.5)	(3,069.3)	(3,008.9)	(262.4)	(10.5)	44.4	37.3
Discontinued operations:
Income (loss) from discontinued operations	$(31.7)	$(59.1)	$(331.7)	$93.7	$16.8	$13.3	$17.1
Income tax expense (benefit)	1.7	(18.7)	112.0	8.7	2.9	1.7	—

(Loss) income on discontinued operations	(33.4)	(40.4)	(443.7)	85.0	13.9	11.6	17.1

Net income (loss)	(123.9)	(3,109.7)	(3,452.6)	(177.4)	3.4	56.0	54.4

Basic and diluted net income (loss) per share:
Continuing operations	$(0.14)	$(3.93)	$(3.63)	$(0.30)	$(0.01)	$0.05	$0.04
Discontinued operations	(0.05)	(0.05)	(0.54)	0.10	0.01	0.01	0.02

Basic and diluted net income (loss) per share	$(0.19)	$(3.98)	$(4.17)	$(0.20)	$0.00	$0.06	$0.06

						Six Months Ended
	Twelve Months Ended August 31					February 28
	2001	2002	2003	2004	2005	2005	2006

Other Data
Ratio of Earnings to Fixed Charges(5)	N/A	N/A	N/A	N/A	1.1x	2.2x	3.1x

Consolidated Balance Sheet Data

	August 31					February 28
	2001	2002	2003	2004	2005	2005	2006
	(Unaudited)
	(In millions)

Working capital	$6,013.0	$3,652.8	$1,696.6	$2,476.8	$2,009.4	$2,751.4	$2,009.6
Total assets	13,078.4	10,990.0	6,570.3	5,864.0	5,257.8	5,855.6	5,334.9
Long-term debt	5,027.5	3,180.2	1,816.9	1,221.4	540.9	1,208.0	628.0
Stockholders’ equity	5,148.9	4,771.4	1,471.7	2,418.9	2,444.2	2,573.3	2,353.1

(1)	Restructuring and impairment costs consist of the following:

• 2005 — (a) $55.2 million of restructuring charges, principally arising from a new plan to consolidate facilities, reduce the workforce in Europe and North America, and impair certain long-lived assets, and (b) a $35.9 million impairment of intangible assets in connection with the sale of a facility in Japan.

• 2004 — (a) $130.4 million of restructuring charges and (b) a $47.5 million impairment of an intangible asset arising from our disengagement from certain product lines.

• 2003 — (a) $433.1 million of restructuring charges and (b) $171.7 million of impairment charges as the result of reduced expectations of sales to be realized under certain supply agreements.

• 2002 — (a) $596.5 million of restructuring charges and (b) $191.2 million of impairment charges as the result of reduced expectations of sales to be realized under certain supply agreements.

• 2001 — $510.9 million of restructuring charges.

(2)	Goodwill amortization expense — Effective with its adoption of SFAS 142 at the beginning of fiscal year 2002, Solectron ceased amortizing goodwill.

(3)	Acquisition costs — During 2001, Solectron incurred various one-time charges in connection with its acquisition of Nat Steel.

(4)	Goodwill impairments of approximately $1.6 billion and $2.5 billion, respectively, were recorded in FY 2003 and FY 2002, respectively, as a result of significant negative industry and economic trends impacting Solectron’s operations and stock price.

(5)	“Earnings” consist of income from continuing operations before income taxes plus fixed charges and “fixed charges” consist of (i) interest on all indebtedness and amortization of debt discount and expense, (ii) capitalized interest and (iii) an interest factor attributable to rentals. Earnings, as defined, were not sufficient to cover fixed charges by $126.4 million, $3,519.3 million $2,483.4 million and $265.7 million for fiscal years 2001, 2002, 2003 and 2004, respectively. The Ratio of Earnings to Fixed Charges is unaudited.

RISK FACTORS

Risks Related to Our Business

This offering involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this prospectus, you should carefully consider the following risk factors, before deciding whether to exchange original notes for exchange notes. If any of the events or circumstances described below actually occur, our business, financial condition or results of operations could suffer, and the trading price of the securities offered by this prospectus could decline or become more volatile and you could lose part or all of your investment. The risks outlined below are not the only risks and uncertainties we face.

Most of our sales come from a small number of customers; if we lose any of these customers, our net sales could decline significantly.

Most of our annual net sales come from a small number of our customers. Our ten largest customers accounted for approximately 61.6%, 59.8%, 60.6%, 60.8 % and 61.5% of net sales from continuing operations in fiscal years 2005, 2004, 2003, and the first half of fiscal years 2006 and 2005. During the first and second quarter of fiscal 2006, two of these customers each individually accounted for more than ten percent of our net sales. Any material delay, cancellation or reduction of orders from these or other major customers could cause our net sales to decline significantly, and we may not be able to reduce the accompanying expenses at the same time. We cannot guarantee that we will be able to retain any of our largest customers or any other accounts, or that we will be able to realize the expected revenues under existing or anticipated supply agreements with these customers. Our business, market share, consolidated financial condition and results of operations will continue to depend significantly on our ability to obtain orders from new customers, retain existing customers, realize expected revenues under existing and anticipated supply agreements, as well as on the consolidated financial condition and success of our customers and their customers.

Sales may not improve, and could decline, in future periods if there is continued or resumed weakness in customer demand, particularly in the communications, computing and consumer sectors, resulting from domestic or worldwide economic conditions.

Our customers may cancel their orders, change production quantities or locations, or delay production.

To remain competitive, EMS companies must provide their customers increasingly rapid product turnaround, at increasingly competitive prices. We generally do not have long-term contractual commitments from our top customers. As a result, we cannot guarantee that we will continue to receive any orders or revenues from our customers. Customers may cancel orders at their sole discretion, change production quantities or delay production for a number of reasons outside of our control. Many of our customers have experienced from time to time significant decreases in demand for their products and services, as well as continual material price competition and sales price erosion. This volatility has resulted, and will continue to result, in our customers delaying purchases on the products we manufacture for them, and placing purchase orders for lower volumes of products than previously anticipated. Cancellations, reductions or delays by a significant customer or by a group of customers would seriously harm our results of operations by lowering, eliminating or deferring revenue without substantial offsetting reductions in our costs thereby reducing our profitability. In addition, customers may require that manufacturing of their products be transitioned from one of our facilities to another of our facilities to achieve cost reductions and other objectives. Such transfers, if unanticipated or not properly executed, could result in various inefficiencies and increased costs, including excess capacity and overhead at one facility and capacity constraints and related strains on our resources at the other, disruption and delays in product deliveries and sales, deterioration in product quality and customer satisfaction, and increased manufacturing and scrap costs all of which would have the effect of reducing our profits.

We may not be able to sell excess or obsolete inventory to customers or third parties, which could have a material adverse impact on our consolidated financial condition.

The majority of our inventory purchases and commitments are based upon demand forecasts that our customers provide to us. The customers’ forecasts, and any changes to the forecasts, including cancellations, may lead to on-hand inventory quantities and on-order purchase commitments that are in excess of the customers’ revised needs, or on-hand inventory that becomes obsolete. We generally enter into agreements with our significant customers. Under these agreements, the extent of our customer’s responsibility for excess or obsolete inventory related to raw materials that were previously purchased or ordered to meet that customer’s demand forecast is defined. If our customers do not comply with their contractual obligations to purchase excess or obsolete inventory back from us and we are unable to use or sell such inventory, or if we are unsuccessful in obtaining our customer’s agreement to purchase such inventory contractually, our consolidated financial condition could be materially harmed. Some of our customers are in the communications industry, an industry that in recent years has experienced declining revenue, large losses, negative cash flows, and several bankruptcies or defaults on borrowing arrangements. There is a risk that, in the future, these or other customers may not purchase inventory back from us despite contractual obligations, which could harm our consolidated financial condition if we are unable to sell the inventory at carrying value. In addition, enforcement of these supply agreements may result in material expenses, delays in payment for inventory and/or disruptions in our customer relationships.

In addition, we are responsible for excess and obsolete inventory resulting from inventory purchases in excess of inventory needed to meet customer demand forecasts at the time the purchase commitments were made, as well as any inventory purchases outside that provided for in our agreements. For inventory which is not the customer’s responsibility, provisions are made when required to reduce any such excess or obsolete inventory to its estimated net realizable value based on the quantity of such inventory on hand, our customers’ latest forecasts of production requirements, our assessment of available disposition alternatives such as use of components on other programs, the ability and cost to return components to the vendor and our estimates of resale values and opportunities. These assessments are based upon various assumptions and market conditions which are subject to rapid change, and/or which may ultimately prove to be inaccurate. Any material changes in our assumptions or market conditions could have a significant effect on our estimates of net realizable value, could necessitate material changes in our provisions for excess and obsolete inventory, and could have a material adverse impact on our consolidated financial condition. In addition, in the normal course of business, bona fide disagreements may arise over the amount and/or timing of such claims, and in order to avoid litigation expenses, collection risks, or disruption of customer relationships, we may elect to settle such disputes for lesser amounts than we believe we should be entitled to recover. In these instances, we must bear the economic loss of any such excess or obsolete inventory, which could have a material adverse impact on our consolidated financial condition.

Our non-U.S. locations represent a significant portion of our sales; we are exposed to risks associated with operating internationally.

Approximately 70.1%, 72.3%, 67.3%, 67.6% and 70.3% of our of our net sales from continuing operations are the result of services and products manufactured in countries outside the United States during fiscal years 2005, 2004, 2003 and the first half of fiscal years 2006 and 2005, respectively. As a result of our foreign sales and facilities, our operations are subject to a variety of risks and costs that are unique to international operations, including the following:

•	adverse movement of foreign currencies against the U.S. dollar in which our results are reported;

•	import and export duties, and value added taxes;

•	import and export regulation changes that could erode our profit margins or restrict exports and/or imports;

•	potential restrictions on the transfer of funds;

•	government and license requirements governing the transfer of technology and products abroad;

•	disruption of local labor supply and/or transportation services;

•	inflexible employee contracts in the event of business downturns;

•	the burden and cost of compliance with import and export regulations and foreign laws;

•	economic and political risks in emerging or developing economies; and

•	risks of conflict and terrorism that could disrupt our or our customers’ and suppliers’ businesses.

We have been granted tax holidays, subject to some conditions, for our Malaysian site, effective through January 2012, and our Singapore sites, effective through March 2011. These tax holidays are effective for various terms and are subject to some conditions. It is possible that the current tax holidays will be terminated or modified or that future tax holidays that we may seek will not be granted. If the current tax holidays are terminated or modified, or if additional tax holidays are not granted in the future or when our current tax holidays expire, our future effective income tax rate could increase.

We are exposed to general economic conditions, which could have a material adverse impact on our business, operating results and consolidated financial condition.

As a result of the recent economic conditions in the United States and internationally, and reduced capital spending as well as uncertain end-market demand, our sales have been difficult to forecast with accuracy. Though we have seen some recovery in the markets that we serve, if there were to be continued weakness, or any further deterioration in the markets in which we operate or the business or financial condition of our customers, it would have a material adverse impact on our business, operating results and consolidated financial condition. In addition, if the economic conditions in the United States and the other markets we serve worsen, we may experience a material adverse impact on our business, operating results and consolidated financial condition.

Possible fluctuation of operating results from quarter to quarter and factors out of our control could affect the market price of our securities.

Our quarterly earnings and/or stock price may fluctuate in the future due to a number of factors including the following:

•	differences in the profitability of the types of manufacturing services we provide. For example, high velocity and low complexity printed circuit boards and systems assembly services have lower gross profit than low volume/complex printed circuit boards and systems assembly services;

•	our ability to maximize the hours of use of our equipment and facilities is dependent on the duration of the production run time for each job and customer;

•	the amount of automation that we can use in the manufacturing process for cost reduction varies, depending upon the complexity of the product being made;

•	our customers’ demand for our products and their ability to take delivery of our products and make timely payments for delivered products;

•	our ability to optimize the ordering of inventory as to timing and amount to avoid holding inventory in excess of immediate production needs;

•	our ability to offer technologically advanced, cost-effective, quick response manufacturing services;

•	our ability to drive down manufacturing costs in accordance with customer and market requirements is dependent upon our ability to apply Lean Six Sigma operating principles;

•	fluctuations in the availability and pricing of components;

•	timing of expenditures in anticipation of increased sales;

•	cyclicality in our target markets;

•	fluctuations in our market share;

•	fluctuations in currency exchange rates;

•	expenses and disruptions associated with acquisitions and divestitures;

•	announcements of operating results and business conditions by our customers;

•	announcements by our competitors relating to new customers or technological innovation or new services;

•	economic developments in the electronics industry as a whole;

•	credit rating and stock analyst downgrades;

•	our ability to successfully integrate changes to our enterprise resource planning, or ERP, system;

•	political and economic developments in countries in which we have operations; and

•	general market conditions.

If our operating results in the future are below the expectations of securities analysts and investors, the market price of our outstanding securities could be harmed.

If we incur more restructuring-related charges than currently anticipated, our consolidated financial condition and results of operations may suffer.

We continually evaluate our business and strategic footprint and our cost structure relative to our projected financial results and customer demand. As a result of our evaluations, we have taken restructuring activities in the past for which we incurred restructuring and impairment costs relating to continuing operations of approximately $604.8 million, $177.9 million, $91.1 million, $43.9 million and $6.5 million of restructuring and impairment costs relating to continuing operations during fiscal years 2003, 2004, 2005 and the first half of fiscal years 2005 and 2006, respectively, and we may decide to take restructuring activities in the future which could consist of cash and non-cash charges. These charges have been substantial in the past and may be substantial in the future. If our estimates about previous restructuring charges prove to be inadequate or we decide to undertake additional restructuring activities, our consolidated financial condition, profitability and results of operations may suffer.

Failure to attract and retain key personnel and skilled associates could hurt our operations.

Our continued success depends to a large extent upon the efforts and abilities of key managerial and technical associates. Losing the services of key personnel could harm us. Our business also depends upon our ability to continue to attract and retain key executives, senior managers and skilled associates. Failure to do so could harm our business.

We depend on limited or sole source suppliers for critical components. The inability to obtain sufficient components as required, and under favorable purchase terms, would cause harm to our business.

We are dependent on certain suppliers, including limited and sole source suppliers, to provide key components used in our products. We have experienced, and may in the future experience, delays in component deliveries, which in turn could cause delays in product shipments and require the redesign of certain products. In addition, if we are unable to procure necessary components under favorable purchase terms, including at favorable prices and with the order lead-times needed for the efficient and profitable operation of our factories, our results of operations could suffer. The electronics industry has experienced in the past, and may experience in the future, shortages in semiconductor devices, including application-specific integrated circuits, DRAM, SRAM, flash memory, certain passive devices such as tantalum capacitors, and other commodities that may be caused by such conditions as overall market demand surges or supplier production capacity constraints. The inability to continue to obtain sufficient components as and when required, or to develop alternative sources as and when required, could cause delays, disruptions or reductions in product shipments or require product redesigns which could damage relationships with current or prospective customers, and increase inventory levels and costs, thereby causing harm to our business.

We potentially bear the risk of price increases associated with shortages in electronics components.

At various times, there have been shortages of components in the electronics industry leading to increased component prices. One of the services that we perform for many customers is purchasing electronics components used in the manufacturing of the customers’ products. As a result of this service, we potentially bear the risk of price increases for these components if we are unable to purchase components at the pricing level anticipated to support the margins assumed in our agreements with our customers.

Our net sales could decline if our competitors provide comparable manufacturing services and improved products at a lower cost.

We compete with a number of different contract manufacturers, depending on the type of service we provide or the geographic locale of our operations. This industry is intensely competitive and some of our competitors may have greater manufacturing, financial, R&D and/or marketing resources than we have. In addition, we may not be able to offer prices as low as some of our competitors because those competitors may have lower cost structures as a result of their geographic location or the services they provide, or because such competitors are willing to accept business at lower margins in order to utilize more of their excess capacity. In that event, our net sales would decline. We also expect our competitors to continue to improve the performance of their current products or services, to reduce their current products or service sales prices and to introduce new products or services that may offer greater value-added performance and improved pricing. If we are unable to improve our capabilities substantially, any of these could cause a decline in sales, loss of market acceptance of our products or services and corresponding loss of market share, or profit margin compression. We have experienced instances in which customers have transferred certain portions of their business to competitors in response to more attractive pricing quotations than we have been willing to offer, and there can be no assurance that we will not lose business in the future in response to such competitive pricing or other inducements which may be offered by our competitors.

We depend on the continuing trend of OEMs to outsource.

A substantial factor in our past revenue growth was attributable to the transfer of manufacturing and supply-based management activities from our OEM customers. Future growth is partially dependent on new outsourcing opportunities. To the extent that these opportunities are not available, our future growth would be unfavorably impacted.

Our strategic relationships with major customers create risks.

In the past several years, we completed several strategic transactions with OEM customers. Under these arrangements, we generally acquired inventory, equipment and other assets from the OEM, and leased (or in some cases acquired) their manufacturing facilities, while simultaneously entering into multi-year supply agreements for the production of their products. There has been strong competition among EMS companies for these transactions, and this competition may continue to be a factor in customers’ selection of their EMS providers. These transactions contributed to a significant portion of our past revenue growth, as well as to a significant portion of our more recent restructuring charges and goodwill and intangible asset impairments. While we do not anticipate our acquisitions of OEM plants and equipment in the near future to return to the levels at which they occurred in the recent past, there may be occasions on which we determine it to be advantageous to complete acquisitions in selected geographic and/or industry markets. As part of such arrangements, we would typically enter into supply agreements with the divesting OEMs, but such agreements generally do not require any minimum volumes of purchases by the OEM and the actual volume of purchases may be less than anticipated. Arrangements which may be entered into with divesting OEMs typically would involve many risks, including the following:

•	we may pay a purchase price to the divesting OEMs that exceeds the value we are ultimately able to realize from the future business of the OEM;

•	the integration into our business of the acquired assets and facilities may be time-consuming and costly;

•	we, rather than the divesting OEM, would bear the risk of excess capacity;

•	we may not achieve anticipated cost reductions and efficiencies;

•	we may be unable to meet the expectations of the OEM as to volume, product quality, timeliness and cost reductions; and

•	if demand for the OEM’s products declines, the OEM may reduce its volume of purchases, and we may not be able to sufficiently reduce the expenses of operating the facility or use the facility to provide services to other OEMs, and we might find it appropriate to close, rather than continue to operate, the facility, and any such actions would require us to incur significant restructuring and/or impairment charges.

As a result of these and other risks, we may be unable to achieve anticipated levels of profitability under such arrangements and they may not result in material revenues or contribute positively to our earnings.

Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

Our worldwide operations could be subject to natural disasters and other business disruptions, which could seriously harm our revenue and financial condition and increase our costs and expenses. We are predominantly self-insured for losses and interruptions caused by earthquakes, power shortages, communications failures, water shortages, tsunamis, floods, typhoons, hurricanes, fires, extreme weather conditions and other natural or manmade disasters.

If we are unable to manage future acquisitions and cost-effectively run our operations, our profitability could be adversely affected.

Our ability to manage and integrate future acquisitions will require successful integration of such acquisitions into our manufacturing and logistics infrastructure, and may require enhancements or upgrades of accounting and other internal management systems and the implementation of a variety of procedures and controls. We cannot guarantee that significant problems in these areas will not occur. Any failure to enhance or expand these systems and implement such procedures and controls in an efficient manner and at a pace consistent with our business activities could harm our consolidated financial condition and results of operations. In addition, we may experience inefficiencies from the management of geographically dispersed facilities and incur substantial infrastructure and working capital costs.

Notwithstanding our recent divestiture of certain businesses, we will remain subject to certain indemnification obligations for a period of time after completion of the divestitures.

The sale agreements for our divested businesses contain indemnification provisions pursuant to which we may be required to indemnify the buyer of the divested business for liabilities, losses or expenses arising out of breaches of covenants and certain breaches of representations and warranties relating to the condition of the business prior to and at the time of sale. While we believe, based upon the facts presently known to us, that we have made adequate provision for any such potential indemnification obligations, it is possible that other facts may become known in the future which may subject us to claims for additional liabilities or expenses beyond those presently anticipated and provided for. Should any such unexpected liabilities or expenses be of a material amount, our finances could be adversely affected.

If we have a material weakness in our internal controls over financial reporting, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities.

One or more material weaknesses in our internal controls over financial reporting could occur or be identified in the future. In addition, because of inherent limitations, our internal controls over financial reporting may not prevent or detect misstatements, and any projections of any evaluation of effectiveness of internal controls to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with our policies or procedures may deteriorate. If we fail to maintain the adequacy of our internal controls, including any failure to implement or difficulty in implementing required new or improved controls, our business and results of operations could be harmed, we could fail to be able to provide reasonable assurance as to our financial results or meet our reporting obligations and there could be a material adverse effect on the price of our securities.

If our products are subject to warranty or liability claims, our business reputation may be damaged and we may incur significant costs.

We may experience defects in our designs or deficiencies with respect to our manufacturing services. In certain of our manufacturing service contracts, we provide a warranty against such defects or deficiencies. We may be exposed to warranty and/or manufacturers’ liability claims as a result of these defects and/or deficiencies, and some claims may relate to customer product recalls. A successful claim for damages arising as a result of such defects or deficiencies for which we are not insured or where the damages exceed our insurance coverage or any material claim for which insurance coverage is denied or limited and for which indemnification is not available could have a material adverse effect on our business, results of operations and financial condition. A successful claim for such damages, or a product recall conducted by one of our customers, also could have an adverse effect on our business reputation. A claim, regardless of merit, might be time-consuming and expensive to resolve.

Our design and engineering services may result in additional exposure to product liability, intellectual property infringement and other claims.

We are offering more design services, primarily those relating to products that we manufacture for our customers, and we offer design services related to collaborative design manufacturing and turnkey solutions. Providing such services can expose us to different or greater potential liabilities than those we face when providing our regular manufacturing services. With the growth of our design services business, we have increased exposure to potential product liability claims resulting from injuries caused by defects in products we design, as well as potential claims that products we design infringe third-party intellectual property rights. Such claims could subject us to significant liability for damages and, regardless of their merits, could be time- consuming and expensive to resolve. We also may have greater potential exposure from warranty claims, and from product recalls due to problems caused by product design. Costs associated with possible product liability claims, intellectual property infringement claims and product recalls could have a material adverse effect on our results of operations.

We are exposed to fluctuations in foreign currency exchange rates and interest rate fluctuations.

We have currency exposure arising from both sales and purchases denominated in currencies other than the functional currency of our sites. Fluctuations in the rate of exchange between the currency of the exposure and the functional currency of our sites could seriously harm our business, operating results and consolidated financial condition.

As of February 28, 2006, we had outstanding foreign exchange forward contracts with a total notional amount of approximately $391.0 million. The change in value of the foreign exchange forward contracts resulting from a hypothetical 10% change in foreign exchange rates would be offset by the remeasurement of the related balance sheet items, the result of which would not be significant.

The primary objective of our investment activities is to preserve principal, while at the same time maximize yields without significantly increasing risk. To achieve this objective, we maintain our portfolio of cash equivalents in a variety of securities, including government and corporate obligations, certificates of deposit and money market funds. As of February 28, 2006, substantially our entire total portfolio was scheduled to mature in less than three months. A hypothetical 10% change in interest rates would not have a material effect on the fair value of our investment portfolios.

Our long-term debt instruments are currently subject to fixed interest rates and the amount of principal to be repaid at maturity is also fixed. Therefore, although we are not currently exposed to variable interest rates related to our long-term debt instruments, we may become exposed if there were to be material borrowings under our credit facility or we take actions such that our other long-term debt instruments become exposed to variable interest rates.

Failure to comply with environmental regulations could harm our business.

As a company in the electronics manufacturing services industry, we are subject to a variety of environmental regulations, including those relating to the use, storage, discharge and disposal of hazardous chemicals used during our manufacturing process as well as air quality and water quality regulations, restrictions on water use, and storm water regulations. We are also required to comply with laws and regulations relating to occupational safety and health, product disposal and product content and labeling. Although we have never sustained any significant loss as a result of non-compliance with such regulations, any failure by us to comply with environmental laws and regulations could result in liabilities or the suspension of production. In addition, these laws and regulations could restrict our ability to expand our facilities or require us to acquire costly equipment or incur other significant costs to comply with regulations.

We own and lease some contaminated sites (for some of which we have been indemnified by third parties for required remediation), sites for which there is a risk of the presence of contamination, and sites with some levels of contamination for which we may be liable and which may or may not ultimately require any remediation. In addition, we have been and are potentially liable for contamination at sites where we have disposed of hazardous materials. We have obtained environmental insurance to reduce potential environmental liability exposures posed by some of our operations and facilities. We believe, based on our current knowledge, that the cost of any groundwater or soil clean up that may be required at our facilities or at any disposal sites would not materially harm our business, consolidated financial condition and results of operations. Nevertheless, the process of remediating contamination in soil and groundwater at facilities is costly and cannot be estimated with high levels of confidence, and there can be no assurance that the costs of such activities would not harm our business, consolidated financial condition and results of operations in the future.

In general, we are not directly responsible for the compliance of our manufactured products with laws like the Waste Electrical and Electronic Equipment (WEEE) Directive relating to the collection and recycling of certain electronic products and the Restrictions of Hazardous Substances (RoHS) Directive relating to the hazardous materials content of certain electronic products, both adopted by the European Union, as well as similar laws being adopted in other countries (including the United States). These laws generally apply to our OEM customers though OEM customers may require us to certify that our products meet the requirements of the laws. Solectron also may provide compliance-related services with respect to WEEE, RoHS and similar laws to our customers upon request. Failing to have the capability of delivering the products which comply with these present and future environmental laws and regulations could restrict our ability to expand facilities, or could require us to acquire costly equipment or to incur other significant expenses to comply with environmental regulations, and could impair our relations with our customers. Moreover, to the extent we are found non-compliant with any environmental laws and regulations applicable to our activities, we may incur substantial fines and penalties.

We may not be able adequately to protect or enforce our intellectual property rights and could become involved in intellectual property disputes.

In the past we have been and may from time to time continue to be notified of claims that we may be infringing patents, copyrights or other intellectual property rights owned by other parties. In the event of an infringement claim, we may be required to spend a significant amount of money to develop a non-infringing alternative, to obtain licenses, and/or to defend against the claim. We may not be successful in developing such an alternative or obtaining a license on reasonable terms, if at all. Any litigation, even where an infringement claim is without merit, could result in substantial costs and diversion of resources. Accordingly, the resolution or adjudication of intellectual property disputes could have a material adverse effect on our business, consolidated financial condition and results of operations.

Our ability to effectively compete may be affected by our ability to protect our proprietary information. We hold a number of patents, patent applications, and various trade secrets and license rights. These patents, trade secrets, and license rights may not provide meaningful protection for our manufacturing processes and equipment innovations, or we might find it necessary to initiate litigation proceedings to protect our intellectual property rights. Any such litigation could be lengthy and costly and could harm our consolidated financial condition.

Rating downgrades may make it more expensive for us to borrow money.

Our issuer credit rating is “B+” with a positive outlook by Standard & Poor’s and our long-term corporate family rating is “B1” with stable outlook by Moody’s. These credit ratings are subject to change at the discretion of the rating agencies. If our credit ratings were downgraded, it would increase our cost of capital should we borrow under our revolving lines of credit, and it may make it more expensive for us to raise additional capital in the future. Such capital raising may be on terms that may not be acceptable to us or capital may not be available to us at all. Any future adverse rating agency actions with respect to our ratings could have an adverse effect on the market price of our securities, our ability to compete for new business, our cost of capital, and our ability to access capital markets.

Unanticipated changes in our tax rates or in our exposure to additional income tax liabilities could affect our operating results and financial condition.

We are subject to income taxes both in the United States and various foreign jurisdictions. Our effective tax rates could be adversely affected by changes in tax laws and increases in the percentages of our earnings from countries with higher tax rates, as well as other factors. If any of these changes were to occur, our income tax provision, operating results and financial condition could be adversely affected.

Risks Related to the Exchange Notes

If you fail to follow the exchange offer procedures, your original notes will not be accepted for exchange.

We may not accept your original notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after timely receipt of your original notes, a properly completed and duly executed letter of transmittal and all other required documents or if you comply with the guaranteed delivery procedures for tendering your original notes. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal, and all other required documents by the expiration date of the exchange offer, or you do not otherwise comply with the guaranteed delivery procedures for tendering your original notes, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we will not accept your original notes for exchange unless we decide in our sole discretion to waive such defects or irregularities.

If you fail to exchange your original notes for exchange notes, your original notes will continue to be subject to the existing transfer restrictions and you may not be able to sell them.

We did not register the original notes, nor do we intend to do so following the exchange offer. Original notes that are not tendered will continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. As a result, if you hold original notes after the exchange offer, you may not be able to sell them. To the extent any original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes that remain outstanding after the exchange offer may be adversely and materially affected due to a reduction in market liquidity.

There is no established trading market for the exchange notes, which means there are uncertainties regarding the price and terms on which a bidder could dispose of the exchange notes, if at all.

There is no existing trading market for the exchange notes and we do not expect to list them on any securities exchange or on the Nasdaq National Market. Although the initial purchasers of the original notes informed us that they intend to make a market in each series of notes, they have no obligation to do so and may cease their market-making at any time without notice. In addition, market-making will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during this exchange offer and the pendency of any shelf registration statement. The liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by:

•	changes in the overall market for debt securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders or amounts outstanding of the exchange notes;

•	the interest of securities dealers in making a market for the exchange notes; and

•	prevailing interest rates.

As a result, you cannot be sure that an active trading market will develop for the exchange notes.

Our substantial debt could adversely affect our cash flow and prevent us from fulfilling our obligations.

We have, and will continue to have after the offering of the exchange notes, significant amounts of outstanding indebtedness and interest expense. Our level of indebtedness presents risks to investors, including the possibility that we may be unable to generate cash sufficient to pay the principal of and interest on our indebtedness when due. As of February 28, 2006, we had (1) consolidated total debt of approximately $856.5 million, and (2) a ratio of total debt to stockholders’ equity of approximately 0.3 to 1.

Our substantial debt could have important consequences, such as:

•	making it more difficult or impossible for us to make payments on the notes or any other indebtedness or obligations;

•	requiring us to dedicate a substantial portion of our cash flow from operations and other capital resources to debt service, thereby reducing our ability to fund working capital, capital expenditures and other cash requirements;

•	increasing our vulnerability to adverse economic and industry conditions;

•	limiting our flexibility in planning for, or reacting to, changes and opportunities in, the electronics manufacturing industry, which may place us at a competitive disadvantage; and

•	limiting our ability to incur additional debt on acceptable terms, if at all.

Subject to specified limitations in the indenture, we and our subsidiaries will be able to incur substantial indebtedness in the future, including our ability to borrow up to $500 million under our secured credit facility and debt we may incur to finance any future acquisitions. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

Our ability to generate the cash needed to service our debt obligations depends on a number of factors, many of which are beyond our control.

Our ability to generate the cash needed to service our debt obligations is dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control. To the extent that we are unable to meet our obligations under our debt, we will be required to restructure or refinance them, seek additional equity financing or sell assets. We may not be able to restructure or refinance our debt, obtain additional financing or sell assets on satisfactory terms or at all.

The agreements covering our existing debt contain, and the indenture for the notes will contain, various covenants that limit our discretion in the operation of our business.

The agreements and instruments governing our existing debt, the notes offered hereby and our secured credit facilities contain and will contain various restrictive covenants that, among other things, require us to comply with or maintain certain financial tests and ratios and restrict our ability to:

•	incur debt;

•	incur or maintain liens;

•	redeem and/or prepay debt;

•	make acquisitions of businesses or entities;

•	make investments, including loans, guarantees and advances;

•	make capital expenditures;

•	engage in mergers, consolidations or certain sales of assets;

•	engage in transactions with affiliates;

•	pay dividends or engage in stock redemptions; and

•	enter into certain restrictive agreements.

Our ability to comply with covenants contained in our secured credit facilities, the indenture governing the notes and other indebtedness to which we are or may become a party may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Our failure to comply with our debt-related obligations could cause an event of default which, if not cured or waived, could result in an acceleration of our indebtedness and cross-defaults under our other indebtedness. If all or any part of our debt were to be accelerated, we may not have or be able to obtain sufficient funds to repay it.

Even if we are able to comply with all applicable covenants, the restrictions on our ability to operate our business in our sole discretion could harm our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities.

Payment of principal and interest on the exchange notes by Financeco will be unsecured and subordinated to future senior indebtedness. Further, the guarantee of the exchange notes is unsecured and subordinated in right of payment to all of our existing and future senior debt and effectively subordinated to all existing and future liabilities of our subsidiaries.

The exchange notes are subordinated to any future senior indebtedness of Financeco. In addition, our guarantee is unsecured and subordinated in right of payment to all of our existing and future senior debt. As of February 28, 2006, we had $643 million of Senior Debt, as defined elsewhere in this prospectus.

In the event of (1) our liquidation or insolvency, (2) a payment default on our senior debt, (3) a covenant default on our designated senior debt, or (4) acceleration of the guarantee due to an event default, we will make payments on the guarantee only after our senior debt has been paid in full because the guarantee is subordinated to our senior debt. As a result, under certain circumstances we may not have sufficient assets remaining to pay any or all amounts due on the guarantee. In addition, all payments on the exchange notes and guarantee will be blocked in the event of a payment default on designated senior debt and may be blocked for up to 179 consecutive days during any 365-day period in the event of certain non-payment default on designated senior debt.

In addition, our guarantee of Financeco’s obligations under the exchange notes will be structurally subordinated to all liabilities and commitments (including trade payables and lease obligations) of our subsidiaries, whether or not secured. Our right to receive assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization (and the consequent right of the holders of the exchange notes to participate in those assets) will be structurally subordinated to the claims of that subsidiary’s creditors. Consequently, the exchange notes will be structurally subordinated to all liabilities, including trade payables and lease obligations, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of February 28, 2006, our subsidiaries had approximately $2.3 billion of liabilities (including trade payables but excluding inter-company liabilities) outstanding.

The exchange notes would be effectively subordinated in right of payment to claims of Financeco’s senior creditors, if any. Currently, Financeco does not have any outstanding senior debt or any assets unrelated to the issuance of the original notes and exchange notes and is not a borrower under our credit facility. The guaranties are also effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

Our holding company structure makes us dependent on cash flow from our subsidiaries to meet our obligations.

Most of our operations are conducted through, and most of our assets are held by, our subsidiaries; therefore, we are dependent on the cash flow of our subsidiaries to meet our debt obligations, including our obligations under the exchange notes. Our subsidiaries are separate legal entities that will have no obligation to pay any amounts due under the exchange notes or the guarantee or to make any funds available for that purpose, whether by dividends, loans or other payments. The ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions, including restrictions under applicable law.

Our subsidiaries will not guarantee the payment of the exchange notes. Except to the extent we may ourselves be a creditor with recognized claims against our subsidiaries, all claims of creditors and holders of preferred stock, if any, of the subsidiaries will have priority with respect to the assets of such subsidiaries over the claims of our creditors, including holders of the exchange notes and with respect to the guarantee.

We may be unable to repay or repurchase the exchange notes.

At maturity, the entire outstanding principal amount of the exchange notes will become due and payable. In addition, if we experience a change in control, as defined in “Description of the Exchange Notes — Repurchase at the Option of Holders — Change of Control,” you may require us to repurchase all or a portion of your exchange notes at a price equal to 101% of the principal amount of the exchange notes, plus accrued and unpaid interest, if any. At maturity or if a change in control occurs, we may not have sufficient funds or may be unable to arrange for additional financing to pay the principal amount or repurchase price due. Any future borrowing arrangements or agreements relating to debt to which we become a party may contain restrictions on, or prohibitions against, our repayments or repurchases of the exchange notes. If the maturity date or change in control occurs at a time when our other arrangements prohibit us from repaying or repurchasing the exchange notes, we could try to obtain the consent of the lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings, we will be unable to repay or repurchase the exchange notes. In that case, our failure to repurchase any tendered exchange notes or repay the exchange notes due upon maturity would constitute an event of default under the indenture.

Provisions of the exchange notes could discourage an acquisition of us by a third party.

Certain provisions of the exchange notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a change in control, holders of the exchange notes will have the right, at their option, to require us to repurchase all of their exchange notes or any portion of the principal amount of such exchange notes in integral multiples of $1,000 at a price equal to 101% of the principal amount of the exchange notes, plus accrued and unpaid interest, if any. In addition, pursuant to the terms of the exchange notes, we may not enter into certain mergers or acquisitions unless, among other things, the surviving person or entity assumes the payment of the principal of, and interest on the exchange notes.

Many of the covenants contained in the indenture will not be applicable during any period when the exchange notes are rated investment grade by both Moody’s and Standard & Poor’s and no default or event of default has occurred and is continuing.

Many of the covenants in the indenture governing the exchange notes will not apply to us during any period when the exchange notes are rated investment grade by both Moody’s and Standard & Poor’s and no default or event of default has occurred and is continuing. These covenants restrict, among other things, our ability to pay dividends, incur debt and to enter into certain other transactions. There can be no assurance that the exchange notes will ever be rated investment grade, or that if they are rated investment grade, that the exchange notes will maintain such ratings. However, suspension of these covenants would allow us to engage in certain actions that would not have been permitted while these covenants were in force, and the effects of any such actions that we take while these covenants are not in force will be permitted to remain in place even if the exchange notes are subsequently downgraded below investment grade and the covenants are reinstated.

Issuance of the exchange notes and the guarantees may be subject to fraudulent conveyance laws.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, under certain circumstances a court could avoid, or cancel, the exchange notes and any guarantee and order the return of any payments made thereunder to the payor or to a fund for the benefits of its other creditors.

A court might take these actions if it found that when the exchange notes or the original notes were issued or the parent guarantor entered into its guarantee (or, in some jurisdictions, when payments became due on its guarantee), the issuer or the parent guarantor (i) received less than reasonably equivalent value or fair consideration in exchange for the incurrence of the obligation, and (ii) any of the following conditions was then satisfied:

•	it was insolvent or rendered insolvent by reason of incurring its obligations under the exchange note or the original notes or guarantee, respectively;

•	it was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	it intended to incur, or believed (or reasonably should have believed) that it would incur, debts beyond its ability to pay as those debts matured.

Without regard to those factors, a court might also avoid the exchange notes or the parent guarantor’s guarantee, if the court concluded that such obligations were incurred with actual intent to hinder, delay, or defraud creditors.

Financeco used a substantial portion of the proceeds of the original notes to repay existing indebtedness of Solectron by lending one of Solectron’s 100% owned intermediate subsidiaries all of the net proceeds of the sale of the original notes. In applying the above factors, a court would likely find that Financeco received less than fair consideration or reasonably equivalent value to the extent that the original notes’ proceeds were used to satisfy these existing obligations. A court would also likely find that a guarantor did not receive fair consideration or reasonably equivalent value for its guarantee, except to the extent that it benefited directly or indirectly from the original notes’ issuance.

If a court were to avoid any guarantee, we cannot assure you that funds would be available to pay the exchange notes from any other source.

The test for determining solvency for purposes of the foregoing test would vary depending on the law of the jurisdiction being applied. Generally, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts (including contingent or unliquidated debts) as they become absolute and matured.

There is uncertainty as to your ability to enforce certain foreign civil liabilities in the Cayman Islands.

Financeco is incorporated as an exempted company with limited liability under the laws of the Cayman Islands. A material portion of our assts are located outside of the United States. As a result, it may be difficult for persons receiving exchange notes to enforce judgments against Financeco or judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States of any state of the United States.

Financeco has been advised by its Cayman Islands counsel, Charles Adams Ritchie & Duckworth, that although there is not statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will — based on the principle that a judgment by a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given — recognize and enforce a foreign judgment of a court of competent jurisdiction if such judgment is final, for a liquidated sum, not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands judgment in respect of the same matters, and was not obtained in a manner, and is not of a kind, the enforcement of which is contrary to the public policy of the Cayman Islands. There is doubt, however, as to whether the Grand Court of the Cayman Islands will (i) recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States or any state of the United States, or (ii) in original actions brought in the Cayman Islands, impose liabilities predicated upon the civil liability provisions of the federal securities laws of the United States or any state of the United States, on the grounds that such provisions are penal in nature.

The Grand Court of the Cayman Islands may stay proceeding if concurrent proceedings are being brought elsewhere.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private offering of the original notes. We will not receive any proceeds from the issuance of the exchange notes. The original notes that are surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. As a result, the issuance of the exchange notes will not result in any increase or decrease in our indebtedness.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On February 21, 2006, we sold the original notes in a private placement. The original notes were sold to the initial purchasers who in turn resold the notes to a limited number of “Qualified Institutional Buyers,” as defined under the Securities Act, and to non-U.S. persons in transactions outside the United States in reliance on Regulation S of the Securities Act. In connection with the sale of the original notes, we and the initial purchasers entered into a registration rights agreement. Under the registration rights agreement, we have agreed to file a registration statement regarding the exchange of the original notes for the exchange notes which are registered under the Securities Act. We have also agreed to use our reasonable efforts to cause the registration statement to become effective with the SEC and to conduct this exchange offer.

We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on February 21, 2006.

In order to participate in the exchange offer, you must represent to us, among other things, that:

•	you are acquiring the exchange notes in the exchange offer in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you are not a broker-dealer tendering original notes acquired directly from us for your own account; and

•	you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act.

Resale of the Exchange Notes

Based on a previous interpretation by the Staff of the SEC as set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation (available May 13, 1988) and Morgan Stanley & Co. Incorporated (available June 5, 1991), we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the representations set forth in “— Purpose and Effect of the Exchange Offer” apply to you.

If:

•	you are one of our “affiliates,” as defined in Rule 405 of the Securities Act;

•	you are a broker-dealer who acquired original notes in the initial private placement and not as a result of market-making activities or other trading activities; or

•	you acquire exchange notes in the exchange offer for the purpose of distributing or participating in the distribution of the exchange notes,

you cannot participate in the exchange offer or rely on the position of the staff of the SEC contained in the no-action letters mentioned above and must comply with the registration and prospectus delivery requirements of the

Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The company has agreed that, starting on the expiration date and ending on the close of business 90 days after the expiration date, it will make this prospectus available to any broker-dealer for use in connection with any such resale. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer. The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction.

Terms of the Exchange Offer

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept original notes for exchange which are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange offer is 5:00 p.m., New York City time, on          , 2006, or such later date and time to which we, in our sole discretion, extend the exchange offer, subject to applicable law.

As of the date of this prospectus, $150.0 million in aggregate principal amount of the original notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of the original notes on this date. There will be no fixed record date for determining registered holders of the original notes entitled to participate in the exchange offer. However, holders of the original notes must cause their original notes to be tendered by book-entry transfer or tender their certificates for the original notes before the expiration date of the exchange offer in order to participate in the exchange offer.

The form and terms of the exchange notes being issued in the exchange offer are the same as the form and terms of the original notes except that:

•	the exchange notes being issued in the exchange offer will have been registered under the Securities Act;

•	the exchange notes being issued in the exchange offer will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	the exchange notes being issued in the exchange offer will not afford holders the registration rights and liquidated damages provisions in favor of holders of the original notes.

The exchange notes will evidence the same debt as the original notes and will be issued under the same indenture, so the exchange notes and the original notes will be treated as a single class of debt securities under the indenture. The original notes and the exchange notes will, however, have separate CUISP numbers.

Outstanding notes being tendered in the exchange offer must be in integral multiples of $1,000. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered pursuant to the exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of the original notes being tendered for exchange.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and applicable federal securities laws. Original notes that are not tendered for exchange under the exchange offer will remain outstanding and will be entitled to the rights under the related indenture. Any original notes not tendered for exchange will not retain any rights under the registration rights agreement and will remain subject to transfer restrictions. See “— Consequences of Failure to Exchange Outstanding Securities.” You do not have any approval or dissenters’ rights under the indenture in connection with the exchange offer.

We will be deemed to have accepted validly tendered original notes when, as and if we will have given oral or written notice of our acceptance of the validly tendered original notes to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of other events set forth in this prospectus or otherwise, certificates for any unaccepted original notes will be returned, or, in the case of original notes tendered by book-entry transfer, those unaccepted original notes will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of those original notes as promptly as practicable after the expiration date of the exchange offer. See “— Procedures for Tendering.”

Those who tender original notes in the exchange offer will not be required to pay brokerage commission or fees or, subject to the instruction in the letter of transmittal, transfer taxes with respect to the exchange under the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. See “— Fees and Expenses.”

Expiration Date; Extensions, Amendments

The expiration date is 5:00 p.m., New York City time on          , 2006, or such later date and time to which we, in our sole discretion, extend the exchange offer, subject to applicable law.

In case of an extension of the expiration date of the exchange offer, we will issue a press release or other public announcement no later than 9:00 a.m. Eastern time, on the next business day after the previously scheduled expiration date. Such notification may state that we are extending this exchange offer for a specified period of time.

Conditions to the Completion of the Exchange Offer

We may not accept original notes for exchange and may terminate or not complete the exchange offer if:

•	any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating in any manner to the exchange offer is instituted or threatened;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would or might restrain, prohibit or delay completion of the exchange offer;

•	any of the following occurs and the adverse effect of such occurrence shall, in our reasonable judgment, be continuing:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•	any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 10% in either the Dow Jones Industrial Average, the NASDAQ Index or the Standard & Poor’s 500 Index from the date of commencement of the exchange offer;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•	any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions;

•	a commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer; or

•	if any of the situations described above existed at the time of commencement of the exchange offer and that situation deteriorates materially after commencement of the exchange offer.

•	any tender or exchange offer, other than this exchange offer by us, with respect to some or all of our outstanding common stock or any merger, acquisition or other business combination proposal involving us shall have been proposed, announced or made by any person or entity;

•	any event or events occur that have resulted or may result, in our reasonable judgment, in a material adverse change in our business or financial condition; or

•	as the term “group” is used in Section 13(d)(3) of the Exchange Act:

•	any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the exchange offer;

•	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 2% of our outstanding shares;

•	any new group shall have formed that beneficially owns more than 5% of our outstanding shares of common stock that in our reasonable judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of existing notes;

•	any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939;

•	any governmental approval or approval by holders of the original notes has not been obtained if we, in our reasonable judgment, deem this approval necessary for the consummation of the exchange offer; or

•	there occurs a change in the current interpretation by the Staff of the SEC which currently permits the exchange notes to be issued in the exchange offer to be offered for resale, resold and otherwise transferred by the holders of the exchange notes, other than broker-dealers and any holder which is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes acquired in the exchange offer are acquired in the ordinary course of that holder’s business and that holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes to be issued in the exchange offer.

If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered original notes to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered original notes until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive any unsatisfied condition (other than those dependent upon receipt of necessary governmental approvals) and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

We may assert these conditions with respect to the exchange offer regardless of the circumstances giving rise to them. All conditions to the exchange offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived by us before the expiration of the exchange offer. We may waive any condition (other than those dependent upon receipt of necessary governmental approvals) in whole or in part at any time prior to the expiration of the exchange offer in our discretion. Our failure to exercise our rights under any of the above circumstances does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time prior to the expiration of the exchange offer. Any determination by us concerning the conditions described above will be final and binding upon all parties.

If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will file with the SEC and, if required, distribute to the registered holders of the original notes, and we will extend the exchange offer for a period of five to ten business days, as required by applicable law, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Procedures for Tendering

To effectively tender original notes by book-entry transfer to the account maintained by the exchange agent at DTC, holders of original notes must request a DTC participant to, on their behalf, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance through DTC’s Automated Tender Offer Program, or ATOP. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An “agent’s message” is a message transmitted by DTC to, and received by, the exchange agent and forming a part of the book-entry confirmation, as defined below, which states that DTC has received an express acknowledgment from the DTC participant tendering original notes on behalf of the holder of such original notes that such DTC participant has received and agrees to be bound by the terms and conditions of the exchange offer as set forth in this prospectus and the related letter of transmittal and that we may enforce such agreement against such participant or timely confirmation of a book-entry transfer of the original notes into the exchange agent’s account at DTC (a “book-entry confirmation”) pursuant to the book-entry transfer procedures described below, as well as an agent’s message pursuant to DTC’s ATOP system must be delivered to the exchange agent on or prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

To effectively tender any original notes held in physical form, a holder of the original notes must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or a facsimile thereof, together with the certificates representing such original notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

Holders of original notes whose certificates for original notes are not lost but are not immediately available or who cannot deliver their certificates and all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date, or who cannot complete the procedures for book-entry transfer on or prior to the expiration date, may tender their original notes according to the guaranteed delivery procedures set forth in “— Guaranteed Delivery Procedures” below.

The method of delivery of the letter of transmittal, any required signature guarantees, the original notes and all other required documents, including delivery of original notes through DTC, and transmission of an agent’s message through DTC’s ATOP system, is at the election and risk of the tendering holders, and the delivery will be deemed made only when actually received or confirmed by the exchange agent. If original notes are sent by mail, it is suggested that the mailing be registered mail, properly insured, with return receipt requested, made sufficiently in advance of the expiration date, as desired, to permit delivery to the exchange agent prior to 5:00 p.m. on the expiration date. Holders tendering original notes through DTC’s ATOP system must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such respective date.

No original notes, agent’s messages, letters of transmittal or other required documents should be sent to us. Delivery of all original notes, agent’s messages, letters of transmittal and other documents must be made to the exchange agent. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

The tender by a holder of original notes, including pursuant to the delivery of an agent’s message through DTC’s ATOP system, will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

Holders of original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee who wish to tender must contact such registered holder promptly and instruct such registered holder how to act on such non-registered holder’s behalf.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act (each an “eligible institution”) unless the original notes tendered pursuant to the letter of transmittal or a notice of withdrawal are tendered:

•	by a registered holder of original notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible institution.

If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal.

If the letter of transmittal is signed by a person other than the registered holder, the original notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holders’ name appears on the original notes.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not validly tendered or any original notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. Although we intend to notify you of defects or irregularities with respect to tenders of original notes, none of us, the exchange agent, or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor shall any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

Although we have no present plan to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any original notes that are not tendered in the exchange offer, we reserve the right, in our sole discretion, to purchase or make offers for any original notes after the expiration date of the exchange offer, from time to time, through open market or privately negotiated transactions, one or more additional exchange or tender offers, or otherwise, as permitted by law, the indenture and our other debt agreements. Following consummation of this exchange offer, the terms of any such purchases or offers could differ materially from the terms of this exchange offer.

By tendering, each holder will represent to us that, among other things:

•	it is not an affiliate of ours;

•	the person acquiring the exchange notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and

•	neither the holder nor such person is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer.

If any holder or any such other person is an “affiliate,” as defined under Rule 405 of the Securities Act, of us, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of exchange notes to be acquired in the exchange offer, that holder or any such other person:

•	may not participate in the exchange offer;

•	may not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer who acquired its original notes as a result of market-making activities or other trading activities, and thereafter receives exchange notes issued for its own account in the exchange offer, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offer

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered and will issue exchange notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “— Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any original notes for exchange.

For each original note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to that of the surrendered original note. As a result, registered holders of exchange notes issued in the exchange offer on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the original notes, from February 21, 2006. Original notes that we accept for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Under the registration rights agreement, we may be required to make additional payments in the form of additional interest to the holders of the original notes under circumstances relating to the timing of the exchange offer.

In all cases, we will issue exchange notes in the exchange offer for original notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such original notes or a book-entry confirmation of such original notes into the exchange agent’s account at DTC or certificates for such original notes;

•	an agent’s message or a properly completed and duly executed letter of transmittal; and/or

•	any other required documents.

If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered original notes, or if a holder submits original notes for a greater principal amount than the holder desires to exchange or a holder withdraws original notes, we will return such unaccepted, non-exchanged or withdrawn original note without cost to the tendering holder. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged original notes will be credited to an account maintained with DTC. We will return the original notes or have them credited to the DTC account as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will establish an account with respect to the original notes at DTC for purposes of this exchange offer. Any financial institution that is a participant in DTC’s ATOP systems may use DTC’s ATOP procedures to tender original notes. Such participant may make a book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of original notes may be effected through a book-entry transfer at DTC, the letter of transmittal, or facsimile thereof, with any required signature guarantees, or an agent’s message pursuant to the ATOP procedures and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address set forth in this prospectus on or prior to the expiration date of the exchange offer, or the guaranteed delivery procedures described below must be complied with. Delivery of documents to DTC will not constitute valid delivery to the exchange agent.

Guaranteed Delivery Procedures

If your certificates for original notes are not lost but are not immediately available or you cannot deliver your certificates and any other required documents to the exchange agent on or prior to the expiration date, or you cannot complete the procedures for book-entry transfer on or prior to the expiration date, you may nevertheless effect a tender of your original notes if:

•	the tender is made through an eligible institution;

•	prior to the expiration date of the exchange offer, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a validly completed and duly executed notice of guaranteed delivery, substantially in the form provided with this prospectus, or an agent’s message with respect to guaranteed delivery which:

•	sets forth your name and address and the amount of your original notes tendered;

•	states that the tender is being made thereby; and

•	guarantees that within three NYSE trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal of Tenders

Tenders of original notes may be properly withdrawn at any time prior 5:00 p.m., New York City time, on the expiration date of the exchange offer.

For a withdrawal of a tender to be effective, a written notice of withdrawal delivered by hand, overnight by courier or by mail, or a manually signed facsimile transmission, or a properly transmitted “Request Message” through DTC’s ATOP system, must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any such notice of withdrawal must:

•	specify the name of the person that tendered the original notes to be properly withdrawn;

•	identify the original notes to be properly withdrawn, including the principal amount of such original notes;

•	in the case of original notes tendered by book-entry transfer, specify the number of the account at DTC from which the original notes were tendered and specify the name and number of the account at DTC to be credited with the properly withdrawn original notes and otherwise comply with the procedures of such facility;

•	contain a statement that such holder is withdrawing its election to have such original notes exchanged for exchange notes;

•	other than a notice transmitted through DTC’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of such original notes in the name of the person withdrawing the tender; and

•	specify the name in which such original notes are registered, if different from the person who tendered such original notes.

All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, and our determination shall be final and binding on all parties. Any original notes so properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of this exchange offer. No exchange notes will be issued with respect to any withdrawn original notes unless the original notes so withdrawn are later tendered in a valid fashion. Any original notes that have been tendered for exchange but are not exchanged for any reason will be returned to the tendering holder thereof without cost to such holder, or, in the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such original notes will be credited to an account maintained with DTC for the original notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following the procedures described above at any time on or prior to the expiration date of the exchange offer.

Exchange Agent

U.S. Bank National Association has been appointed as exchange agent for this exchange offer. Letters of transmittal, agent’s message or request messages through DTC’s ATOP system, notices of guaranteed delivery and all correspondence in connection with this exchange offer should be sent or delivered by each holder of original notes or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to the exchange agent at the following address: U.S. Bank National Association, 633 West Fifth Street, 24th Floor, Los Angeles, California, 90071, Attention: Specialized Finance — Paula Oswald, telephone: (213) 615-6043, facsimile: (213) 615-6197. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. Delivery or facsimile to a party other than the exchange agent will not constitute valid delivery.

Fees and Expenses

The expenses of soliciting tenders pursuant to this exchange offer will be paid by us.

Except as described above, we will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. We will, however, pay the reasonable and customary fees and out-of-pocket expenses of the exchange agent, the trustee, and legal, accounting, and related fees and expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses incurred in forwarding copies of this prospectus and related documents to the beneficial owners of the original notes, and in handling or forwarding tenders for exchange.

We will also pay all transfer taxes, if any, applicable to the exchange of original notes pursuant to this exchange offer. If, however, original notes are to be issued for principal amounts not tendered or accepted for exchange in the name of any person other than the registered holder of the original notes tendered or if tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of original notes pursuant to this exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the consent and letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

The estimated cash expenses to be incurred in connection with the exchange offer are estimated in the aggregate to be approximately $125,000. These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees, and printing costs, among other expenses.

Consequences of Failure to Exchange Outstanding Securities

Holders who desire to tender their original notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor us is under any duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange.

Original notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the original notes and the existing restrictions on transfer set forth in the legend on the original notes set forth in the indenture for the notes. Except in limited circumstances with respect to specific types of holders of original notes, we will have no further obligation to provide for the registration under the Securities Act of such original notes. In general, original notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

We do not currently anticipate that we will take any action to register the original notes under the Securities Act or under any state securities laws other than pursuant to this registration statement. Upon completion of the exchange offer, holders of the original notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

Holders of the exchange notes issued in the exchange offer and any original notes which remain outstanding after completion of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

DESCRIPTION OF THE EXCHANGE NOTES

The exchange notes, together with the related guarantee by Solectron Corporation, will be issued under an indenture by and among Financeco, as issuer, Solectron Corporation, as guarantor, and U.S. Bank National Association, as trustee. The terms of the exchange notes and related guarantees include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The form and terms of the exchange notes are the same as the form and terms of the original notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not have the benefit of the registration rights and liquidated damage provisions in favor of holders of the original notes. The exchange notes represent the same debt as the original notes for which they are being exchanged. Both the original notes and the exchange notes, collectively referred to as the notes, are governed by the same indenture.

You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” Other defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture. In this description, the terms we, us, our and “Financeco” refer only to Solectron Global Finance LTD and its successors in accordance with the terms of the indenture and not to Solectron Corporation or any of its other subsidiaries and the word “Solectron” refers only to Solectron Corporation and any successor guarantor and not to any of its subsidiaries.

The following description is a summary of material provisions of the indenture and the exchange notes. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the exchange notes. Copies of the indenture are available as set forth below under “— Additional Information.”

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Exchange Notes

The Exchange Notes

The exchange notes:

•	are general, unsecured obligations of Financeco;

•	are subordinated in right of payment to all existing and future general unsubordinated obligations of Financeco;

•	are pari passu in right of payment with all existing and future senior subordinated indebtedness of Financeco, including the original notes; and

•	are senior in right of payment to any indebtedness of Financeco that is subordinated to the rights of Holders of the exchange notes.

Your rights under the exchange notes are also effectively subordinated to all borrowings, if any, under the Credit Agreements, which will be secured as described under “Risk Factors — Risks Related to the Exchange Notes — Payment of principal and interest on the exchange notes by Financeco will be unsecured and subordinated to future senior indebtedness. Further, the guarantee of the exchange notes is unsecured and subordinated in right of payment to all of our existing and future senior debt and effectively subordinated to all existing and future liabilities of our subsidiaries.” See “— Subordination” below.

Financeco is an indirect, 100%-owned finance subsidiary of Solectron Corporation that has no independent assets or operations, revenue or cash flow and was formed for the sole purpose of issuing debt securities. Financeco currently has no outstanding indebtedness other than the original notes.

The Guarantee

Solectron will fully, unconditionally and irrevocably guarantee the due and punctual payment of the principal of, and interest on, the exchange notes and any of our other obligations under the indenture with respect to the exchange notes when and as the same shall become due and payable, whether at maturity or otherwise. Solectron’s guarantee is an unsecured senior subordinated obligations of Solectron and will rank equally in right of payment with all other senior subordinated obligations of Solectron. The guarantee will be subordinated in right of payment to other obligations of Solectron to the same extent and in a similar manner as the exchange notes are subordinated to the other obligations of Financeco. See “— Subordination” below. The guarantee provides that in the event of a default in payment of principal of, or interest on, the exchange notes, the holder of such exchange notes may institute legal proceedings directly against Solectron to enforce the guarantee without first proceeding against us.

As of the expiration date of the exchange offer, all of Solectron’s Subsidiaries will be “Restricted Subsidiaries” and will be subject to most of the restrictions of the covenants in the indenture. However, under the circumstances described below under the subheading “— Certain Covenants in Effect other than during a Covenant Suspension Period — Designation of Restricted and Unrestricted Subsidiaries,” Solectron will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Solectron’s Unrestricted Subsidiaries will not be subject to most of the restrictive covenants in the indenture.

Subordination

The exchange notes and the guarantee will be our and Solectron’s general, unsecured, obligations, respectively, contractually subordinated in right of payment to all of our Senior Debt and the Senior Debt of Solectron, including, without limitation, Solectron’s obligations under its 0.50% convertible senior notes due 2034 and the Credit Agreements, whether outstanding on the issuance date or thereafter incurred. This effectively means that holders of Senior Debt must be paid in full in cash before any amounts are paid to the holders of the exchange notes in the event we become bankrupt or are liquidated and that holders of Senior Debt can block payments to the holder of the exchange notes in the event of a default by us on such Senior Debt, all as more fully described below.

As of February 28, 2006, Solectron had outstanding an aggregate of approximately $643 million of Senior Debt; no indebtedness, other than the original notes, that ranks equal in right of payment with the notes; and

approximately $64 million of indebtedness subordinated in right of payment to the exchange notes. As of February 28, 2006, the aggregate amount of liabilities of Solectron’s subsidiaries, including trade payables but excluding intercompany liabilities, was approximately $2.3 billion.

Solectron’s cash flow and its ability to service its debt, including its guarantee of the exchange notes, is dependent upon the earnings of its subsidiaries. In addition, Solectron is dependent on the distribution of earnings, loans or other payments by its subsidiaries to it. Solectron’s subsidiaries are separate and distinct legal entities. Its subsidiaries will not guarantee the exchange notes or have any obligation to pay any amounts due on the exchange notes or the guarantees or to provide Solectron with funds for its payment obligations, whether by dividends, distribution, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by its subsidiaries to Solectron could be subject to statutory or contractual restrictions. Payments to Solectron by its subsidiaries will also be contingent upon its subsidiaries’ earnings and business considerations. Solectron’s right to receive any assets of any subsidiary upon its liquidation or reorganization, and, therefore, Solectron’s rights, and the rights of Solectron’s creditors, including the rights of the Holders of the exchange notes, to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if Solectron were a creditor of any of its subsidiaries, its right as a creditor would be subordinate to any security interest in the assets of its subsidiaries and any indebtedness of its subsidiaries senior to that held by Solectron.

Neither we nor Solectron may make payment (by set-off or otherwise) on account of any obligation in respect of the exchange notes, including, without limitation, the principal of, premium, if any, or interest (or Liquidated Damages) on the exchange notes, or on account of the redemption provisions of the exchange notes (including any repurchases of notes), for cash or property (other than junior securities):

(1) upon the maturity of any Senior Debt in respect of which Financeco or Solectron is an obligor or guarantor, whether by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and the interest and other amounts on such Senior Debt are first paid in full in cash and, in the case of Senior Debt under a Credit Agreement, all letters of credit issued under a Credit Agreement shall either have been terminated or cash collateralized in accordance with the terms thereof, or

(2) in the event of default in the payment of any amount owing in respect of Senior Debt, including, but not limited to, any principal of, premium, if any, or interest or other amounts on Senior Debt in respect of which Financeco or Solectron is an obligor or guarantor, when such Senior Debt becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a “Senior Debt Payment Default”), unless and until such Senior Debt Payment Default has been cured or waived or otherwise has ceased to exist or such Senior Debt has been paid in full in cash.

Upon (1) the happening of an event of default other than a Senior Debt Payment Default that permits the holders of Senior Debt to declare such Senior Debt to be due and payable and (2) written notice of such event of default delivered to us and the trustee by the representative under a Credit Agreement or the holders of an aggregate of at least $5 million principal amount outstanding of any other Senior Debt or their representative (a “Payment Blockage Notice”), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by set-off or otherwise) may be made by or on behalf of us or Solectron, in each case, which is an obligor or guarantor under such Senior Debt, on account of any obligation in respect of the exchange notes, including, without limitation, the principal of, premium, if any, or interest on the exchange notes, (including any repurchases of any of the exchange notes), or on account of the redemption provisions of the exchange notes, in any such case, other than payments made with junior securities. Notwithstanding the foregoing, unless the Senior Debt in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Blockage Notice is delivered as set forth above (the “Payment Blockage Period”) (and such declaration has not been rescinded or waived), at the end of the Payment Blockage Period, we shall and Solectron shall be required to pay all sums not previously paid to the holders of the exchange notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the exchange notes and the guarantees.

Any number of Payment Blockage Notices may be given; provided, however, that:

(1) not more than one Payment Blockage Notice shall be given within a period of any 360 consecutive days, and

(2) no non-Senior Debt Payment Default that existed upon the date of such Payment Blockage Notice or the commencement of such Payment Blockage Period shall be made the basis for the commencement of any other Payment Blockage Period unless such default shall have been cured or waived for a period of not less than 90 days (for purposes of this provision, any subsequent action, or any subsequent breach of any financial covenant for a period commencing after the expiration of such Payment Blockage Period that, in either case, would give rise to a new event of default, even though it is an event that would also have been a separate breach pursuant to any provision under which a prior event of default previously existed, shall constitute a new event of default for this purpose).

Upon any distribution of our or Solectron’s assets upon any dissolution, winding up, total or partial liquidation or reorganization of us or Solectron, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities:

(1) the holders of all of our or Solectron’s Senior Debt, as applicable, will first be entitled to receive payment in full in cash and all letters of credit issued under a Credit Agreement will either have been terminated or cash collateralized in accordance with the terms thereof before the holders of the notes are entitled to receive any payment (other than in the form of junior securities) on account of any Obligation in respect of the exchange notes, including the principal of, premium, if any, and interest on the exchange notes; and

(2) any payment or distribution of our or Solectron’s assets of any kind or character from any source, whether in cash, property or securities (other than junior securities) to which the holders of the notes or the trustee on behalf of the holders of the exchange notes would be entitled (by set-off or otherwise), except for the subordination provisions contained in the indenture, will be paid by the liquidating trustee or agent or other Person making such a payment or distribution directly to the holders of such Senior Debt or their representative to the extent necessary to make payment in full in cash on all such Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

In the event that, notwithstanding the foregoing, any payment or distribution of our or Solectron’s assets (other than junior securities) shall be received by the trustee or the holders of the exchange notes at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of such Senior Debt, and shall be immediately paid or delivered by the trustee or such Holders, as the case may be, to the holders of such Senior Debt remaining unpaid or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate principal amounts remaining unpaid on account of such Senior Debt held or represented by each, for application to the payment of all such Senior Debt remaining unpaid, to the extent necessary to pay all such Senior Debt in full in cash after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

The indenture provides that, the right of any holder to receive payment of the principal of, premium and interest on the exchange notes, on or after the respective due dates expressed in the exchange notes or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder. The subordination provisions of the indenture and the exchange notes do not prevent the occurrence of any Default or Event of Default under the indenture.

As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of our creditors or a marshaling of our assets and liabilities, holders of the exchange notes may receive ratably less than other creditors.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the exchange notes. The trustee’s claims for these payments will generally by senior to those of the holders of the exchange notes in respect of all funds collected or held by the trustee.

Principal, Maturity and Interest

Subject to compliance with the requirements of the terms of the indenture, we may issue an unlimited principal amount of additional notes from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption “— Certain Covenants in Effect other than during a Covenant Suspension Period — Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Any such additional notes would be “fungible” under the original issue discount provisions of the Internal Revenue Code of 1986, as amended. Solectron will issue any such notes only in denominations of $1,000 and integral multiples of $1,000. The notes will mature on March 15, 2016.

Interest on the exchange notes will accrue at the rate of 8.00% per annum and will be payable semi-annually in arrears on March 15th and September 15th, commencing on September 15, 2006. We will make each interest payment to the Holders of record on the immediately preceding March 1st and September 1st.

Interest on the notes will accrue from the date of original issuance of the original notes or, if interest has already been paid, from the date it was most recently paid on the original notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Exchange Notes

If a Holder has given wire transfer instructions to us, we will pay all principal, interest and premium, if any, on that Holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York, unless we elect to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the Holders of the notes, and we or Solectron or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may exchange or transfer exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Payment of Additional Amounts

All payments of, or in respect of, principal of and any premium and interest on the notes or the guarantee shall be made free and clear of, and without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, withheld, or assessed by or on behalf of any jurisdiction, other than the United States, or any taxing authority thereof or therein (each a “Relevant Jurisdiction”), unless such withholding or deduction is required by law. In the event that any such withholding or deduction is required, Financeco or Solectron, as the case may be, shall pay such additional amounts of, or in respect of, principal of and any premium and interest on the notes or the guarantee (“Additional Amounts”) as will result in the receipt by the holders of the amounts that would have been received by them had no such withholding or deduction been required, except that no Additional Amounts shall be payable for or on account of any tax, duty, assessment, or other governmental charge which would not have been imposed but for the fact that such holder:

(a) had some connection with the Relevant Jurisdiction other than the mere ownership of, receipt of payment under, or enforcement of such note or guarantee; or

(b) presented such note or guarantee for payment more than 30 days after the date on which the payment in respect of such note or guarantee became due and payable or provided for, whichever is later;

Whenever there is mentioned, in any context, the payment of the principal of or any premium or interest on, or in respect of, any note or guarantee, such mention shall be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the indenture.

Optional Redemption

At any time prior to March 15, 2009, we or Solectron may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 108% of the principal amount, plus accrued and unpaid interest, to, but not including, the redemption date, with cash in an amount not in excess of the Net Cash Proceeds of one or more Qualified Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by us or Solectron and its Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Qualified Equity Offering.

On or after March 15, 2011, we or Solectron may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the notes redeemed, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on March 15th of the years indicated below:

Year	Percentage

2011	104.000%
2012	102.667%
2013	101.333%
2014 and thereafter	100.000%

In addition, at any time prior to March 15, 2011, we or Solectron may, at our option, redeem the notes, in whole or in part, from time to time, upon not less than 30 nor more than 60 days’ notice at a redemption price equal to the greater of (i) 100% of the principal amount of the notes so redeemed, plus accrued and unpaid interest, and (ii) the Make-Whole Premium, plus, to the extent not included in the Make-Whole Premium, accrued and unpaid interest to, but not including, the date of redemption.

Neither we nor Solectron are required to make mandatory redemption or sinking fund payments with respect to the notes.

Optional Tax Redemption

The notes may be redeemed at the option of Financeco or Solectron, in whole but not in part, upon not less than 30 nor more than 60 days’ notice to the holders, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for redemption if, as a result of:

(a) any change in or amendment to the laws or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Jurisdiction affecting taxation; or

(b) any change in the existing official position regarding the application or interpretation of such laws, regulations or rulings (including a holding, judgment, or order by a court of competent jurisdiction), which change, amendment, application or interpretation is proposed or announced on or after the date of original issuance of the notes, with respect to any payment due or to become due under the notes or the indenture, Financeco or Solectron, as the case may be, is or would be required on the next succeeding interest payment date to pay Additional Amounts on the notes or the guarantee and the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to Financeco or Solectron, including making payments directly by Solectron under the guarantee.

No such notice of redemption shall be given earlier than 90 days prior to the earliest date on which Financeco or Solectron would be obligated to pay such Additional Amounts were a payment in respect of the notes or guarantee then due. Prior to the publication of any notice of redemption in accordance with the foregoing, Financeco shall deliver to the trustee (i) an opinion of tax counsel of recognized standing and expertise in the tax law of the applicable Relevant Jurisdiction, reasonably acceptable to the trustee, to the effect that the circumstances referred to in the prior paragraph exist and (ii) a certificate signed by two officers of Financeco stating that the payment of Additional Amounts cannot be avoided by the use of any reasonable measures available to Financeco or Solectron, including making payments directly by Solectron under the guarantee. The notice, once delivered by Financeco to the trustee, will be irrevocable.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require Financeco to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, we will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest on the notes repurchased, to, but not including, the date of purchase. Within twenty business days following our becoming aware of a Change of Control, we will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Payment Date, we will, to the extent lawful:

(1) accept for payment all notes or portions of notes (equal to $1,000 principal amount or an integral multiple thereof) properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all such notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will promptly mail to each Holder of accepted notes the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each note will be in a principal amount of $1,000 or an integral multiple of $1,000.

We will publicly announce the results of the Change of Control Offer on, or as soon as practicable after, the Change of Control Payment Date.

Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Solectron and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require us to repurchase its notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of Solectron and its Restricted Subsidiaries taken as a whole to another person may be uncertain.

Asset Sales

Solectron will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) Solectron (or a Restricted Subsidiary) receives consideration from the Asset Sale, which, at the time of the Asset Sale, is at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) if such Asset Sale, or any series of related Asset Sales, is for assets with a fair market value in excess of $50 million, the fair market value is determined by Solectron’s or Financeco’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee; and

(3) at least 75% of the consideration received in the Asset Sale by Solectron or such Restricted Subsidiary consists of cash, Cash Equivalents or Replacement Assets. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities (other than contingent liabilities and liabilities that are by their terms subordinated to the notes), as shown on Solectron’s most recent Consolidated balance sheet, of Solectron or any Restricted Subsidiary that are assumed by the transferee of any such assets pursuant to an agreement that expressly releases or indemnifies Solectron or such Restricted Subsidiary from further liability;

(b) securities, assets or property that within 90 days of such Asset Sale is converted, sold or exchanged by Solectron or such Restricted Subsidiary into cash, Cash Equivalents or Replacement Assets; provided that any such cash and Cash Equivalents shall be treated as Net Cash Proceeds attributable to the original Asset Sale for which such property was received; and

(c) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, if Solectron and all of its Restricted Subsidiaries immediately are released from all Guaranties, if applicable, of payments or other Obligations with respect to such Indebtedness and such Indebtedness is no longer the liability of the Solectron or any of its Restricted Subsidiaries.

Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, Solectron or such Restricted Subsidiary may apply those Net Cash Proceeds:

(1) to permanently repay Indebtedness and other Obligations under the Credit Agreements, any Senior Debt of Solectron or any Indebtedness of any Restricted Subsidiary of Solectron (other than Financeco) or any Senior Debt of Financeco and if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of another Permitted Business; or

(3) to acquire other assets that are immediately used or useful in a Permitted Business, to make capital expenditures or to make Permitted Investments (other than pursuant to clauses (1) or (2) thereof).

Pending the final application of any Net Cash Proceeds, Solectron may temporarily reduce revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by the indenture.

Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the second preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, we will make an Asset Sale Offer to all holders of notes and, at our option, to all holders of other Indebtedness that ranks pari passu in right of payment with the notes or the related guarantee containing provisions requiring Financeco, Solectron or its Restricted Subsidiaries to offer to purchase or to redeem such Indebtedness with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount, plus accrued and unpaid interest to, but not including, the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Solectron, Financeco or their Restricted Subsidiaries, as applicable, may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis or such other basis allowed by the indenture and such other Indebtedness. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

The agreements governing Solectron’s other Indebtedness contain limitations on Solectron’s and Financeco’s ability to engage in certain transactions, including events that would constitute a Change of Control or an Asset Sale. In addition, the exercise by the Holders of notes of their right to require us to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Solectron. Finally, our ability to pay cash to the Holders of notes upon a Change of Control may be limited by our or Solectron’s then-existing financial resources.

Selection and Notice

If fewer than all of the notes are to be redeemed or repurchased pursuant to the foregoing provisions at any time, the trustee will select notes for redemption or repurchase as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of $1,000 principal amount or less can be redeemed or repurchased pursuant to the foregoing provisions in part. Such notices of redemption or repurchase will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that such redemption or repurchase notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note.

Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Covenant Suspension

If on any date following the date of the indenture:

(1) the notes are rated Baa3 or above by Moody’s and BBB– or above by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of Financeco, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Financeco as a replacement agency) (an “Investment Grade Rating”); and

(2) no Default or Event of Default shall have occurred and be continuing (other than a Default or Event of Default which would not be continuing if the Covenant Suspension Period were in effect).

(the occurrence and continuation of the foregoing events being collectively referred to as the “Covenant Suspension Period”), then, upon the request of Financeco to the Trustee, beginning on the day of such request and continuing only so long as the factors set forth in (1) and (2) above are satisfied, the covenants described under “— Certain Covenants in Effect other than during a Covenant Suspension Period” and the provisions of the indenture described above under “— Repurchase at the Option of Holders” will no longer be applicable to the notes. Accordingly, the following covenants (the “Suspended Covenants”) will be suspended during a Covenant Suspension Period: “— Change of Control,” “— Asset Sales,” “— Restricted Payments,” “— Incurrence of Indebtedness and Issuance of Preferred Stock,” “— Dividend and Other Payment Restrictions Affecting Subsidiaries,” “— Designation of Restricted and Unrestricted Subsidiaries,” “— Transactions with Affiliates” and “— Limitations on Issuances of Guarantees of Indebtedness.”

If during any Covenant Suspension Period, either Moody’s or S&P withdraws its ratings or downgrades the ratings assigned to the notes below the Investment Grade Ratings so that the notes do not have an Investment Grade Rating from both Moody’s and S&P, or a Default (other than with respect to the Suspended Covenants) occurs and is continuing, Solectron and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, subject to the terms, conditions and obligations set forth in the Indenture (each such date of reinstatement being the “Reinstatement Date”). Compliance with the Suspended Covenants with respect to Restricted Payments made after the Reinstatement Date will be calculated in accordance with the terms of the covenant described under “— Restricted Payments” as though such covenants had been in effect during the entire period of time from which the notes are issued.

Notwithstanding the preceding paragraph, so long as the notes are outstanding, including during a Covenant Suspension Period, we, Solectron and its other Restricted Subsidiaries will be subject to the following covenants: “— Liens,” “— Sale and Leaseback Transactions” (other than clauses (1) and (3) thereof), “— Merger, Consolidation or Sale of Assets” (other than clause (4) thereof) “— Enforcement of Support Agreement” and “— Payments for Consents.” As a result, during the Covenant Suspension Period, the notes will be entitled to substantially less covenant protection for so long as the factors set forth in (1) and (2) above are satisfied.

Certain Covenants in Effect other than during a Covenant Suspension Period

Set forth below are summaries of certain covenants contained in the indenture that will apply to the notes only outside of a Covenant Suspension Period.

Restricted Payments

Neither Financeco nor Solectron will, and Solectron will not permit any of its other Restricted Subsidiaries to, directly or indirectly and without duplication:

(1) declare or pay any dividend or make any other payment or distribution on account of Solectron’s or any of its Restricted Subsidiaries’ Equity Interests or to the direct or indirect holders of Solectron’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable

(a) in Equity Interests (other than Disqualified Stock) of Solectron or (b) to Solectron or a Restricted Subsidiary of Solectron);

(2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Solectron;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is contractually subordinated in right of payment to the notes or Solectron’s guarantee of the notes, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of, and after giving effect to, such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Solectron would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Solectron and its Restricted Subsidiaries after the date of the indenture, taken as one accounting period, (excluding Restricted Payments permitted by clauses (1), (2) and (3) of the third paragraph of this covenant), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Solectron for the period from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of Solectron’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate Net Cash Proceeds received by Solectron (i) since the date of the indenture as a contribution to its equity capital (other than from the sale or issuance of Disqualified Stock), (ii) from the issue or sale of Equity Interests of Solectron (other than Disqualified Stock) since the date of the indenture, or (iii) from the issue or sale prior to, on or since the date of the indenture of debt securities (other than debt securities subordinated in right of payment to the notes) that have been converted into or exchanged for such Equity Interests (in the case of each of (i) through (iii) above, other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Solectron); provided that for purposes of (iii) above Net Cash Proceeds shall include, with respect to debt securities (other than debt securities subordinated in right of payment to the notes) issued or sold prior to the date of the indenture that have been converted into Equity Interests (excluding Disqualified Stock) or exchanged for Equity Interests (excluding Disqualified Stock) on or after the date of the indenture, the principal amount, plus accrued but unpaid interest deemed converted, or accreted value, as applicable, of such Indebtedness (other than Indebtedness subordinated in right of payment to the notes) that has been converted or exchanged, plus

(c) to the extent that any Restricted Investment that was made after the date of the indenture is returned to Solectron or a Restricted Subsidiary (the non-cash portion of which is to be valued, for purposes of this covenant, only if it is an asset the purchase of which would not have been a Restricted Investment, in which case its value will be determined in good faith by the Board of Directors of the receiving entity) or otherwise liquidated or repaid, the lesser of (i) the return of capital with respect to such Restricted Investment (less the cost of disposition, if any), and (ii) the aggregate amount of such Restricted Investment, plus

(d) to the extent that any Unrestricted Subsidiary of Solectron is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the fair market value of Solectron’s Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary plus the aggregate amount of any Restricted Investments made following the date of such original designation (measured as of the time each such Restricted Investment was made), less

(e) to the extent that any Restricted Payment was made in reliance on clause (9) below, the aggregate amount of such Restricted Payments.

The preceding provisions will not prohibit the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness of Solectron or Financeco which is subordinated in right of payment to the notes, the guarantee of the notes by Solectron or its successors, or of any Equity Interests of Solectron in exchange for or upon conversion of, or out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Solectron) of, Equity Interests of Solectron (other than Disqualified Stock); provided that the amount of any such Net Cash Proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from the second clause (3) of the first paragraph of this covenant;

(2) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Solectron or Financeco in exchange for or with the net proceeds in cash equal to that from a substantially concurrent incurrence of Permitted Refinancing Indebtedness; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from the second clause (3) of the first paragraph of this covenant;

(3) the payment of any dividend by a Restricted Subsidiary of Solectron to the holders of its Equity Interests on a pro rata basis and on a non-pro rata basis with respect to distributions to holders of GIS’s exchangeable stock by virtue of a declaration of a dividend or distribution of Solectron stock;

(4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Solectron or any Restricted Subsidiary of Solectron held by any officer, director, consultant or employee of Solectron (or of any of its Restricted Subsidiaries’) pursuant to any management equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $10.0 million in any twelve-month period;

(5) loans to employees, officers and directors of Solectron and its Restricted Subsidiaries not to exceed $10 million in the aggregate at any one time outstanding;

(6) the repurchase of Equity Interests of Solectron that may be deemed to occur upon the cash-less exercise thereof;

(7) the making of any payment on or with respect to, or repurchase, redemption, defeasance or acquisition or retirement for value, of any Indebtedness subordinated in right of payment to the notes or the guarantee of the notes by Solectron or its successors which is convertible or exchangeable into Equity Interests (other than Disqualified Stock) of Solectron in connection with (i) an optional redemption of such convertible subordinated Indebtedness pursuant to the terms thereof; provided that, the current market price per share of Solectron’s common stock (calculated based upon the average closing price as reported on the New York Stock Exchange (or other national securities exchange on which such common stock is listed) for the 30-trading day period immediately preceding the date any notice of redemption is sent or published) into which such Indebtedness is convertible or exchangeable equals or exceeds 150% of the conversion or exchange price in effect for such Indebtedness on the date of such notice; and (ii) the payment by Solectron of cash in lieu of any fractional shares deliverable upon conversion or exchange of any Indebtedness in compliance with the terms of the instruments governing such Indebtedness; provided that any amounts paid pursuant to this clause (7) will be deducted in determining the amount of Restricted Payments permitted under the second clause (3) in the first paragraph of this covenant;

(8) other Restricted Payments in an aggregate amount not to exceed $50.0 million;

(9) the making of any Restricted Payment so long as Solectron would, at the time of such Restricted Payment and after giving pro forma effect thereto, have a Consolidated Net Leverage Ratio of not more than 1.5 to 1.0;

(10) in connection with an acquisition by Solectron or by any of its Restricted Subsidiaries, receive or accept the return to Solectron or any of its Restricted Subsidiaries of Equity Interests of Solectron or any of its Restricted Subsidiaries constituting a portion of the purchase price consideration in settlement of indemnification claims; and

(11) engage in transactions relating to tax planning strategies of Solectron and it’s Restricted Subsidiaries; provided that all such transactions are between or among Restricted Subsidiaries, Solectron and any trustee, transfer agent or escrow agent relating to such tax planning strategies, or any combination of the foregoing parties.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Solectron or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by an officer of Solectron or us and set forth in an officers’ certificate delivered to the Trustee. If such fair market value exceeds $50 million, such determination shall be based upon a resolution of the Board of Directors of Solectron or us, as the case may be, which resolution with respect thereto will also be delivered to the trustee. Not later than the date of making any Restricted Payment, we will deliver to the trustee such officers’ certificate, which shall also state that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

Neither Financeco nor Solectron will, and Solectron will not permit any of its other Restricted Subsidiaries to create, incur, issue, assume, guarantee or otherwise become liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and neither Financeco nor Solectron will issue any Disqualified Stock and Solectron will not permit any of its other Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Financeco and Solectron may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and Solectron’s other Restricted Subsidiaries may incur Indebtedness or issue preferred stock, if the Fixed Charge Coverage Ratio for Solectron’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Solectron and its Restricted Subsidiaries of Indebtedness and letters of credit under any Credit Agreements (plus any Permitted Refinancing Indebtedness incurred to extend, retire, renew, defease, refinance, replace or refund such Indebtedness) in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed the greater of (a) $500.0 million; and (b) the sum of (i) 85% of the value of Solectron’s and its Restricted Subsidiaries’ accounts receivable (before giving effect to any related reserves) shown on the Solectron’s most recent Consolidated balance sheet prepared in accordance with GAAP that are not more than 90 days past due, plus (ii) 60% of the inventory shown on Solectron’s most recent Consolidated balance sheet in accordance with GAAP; in each case minus the amount of any such Indebtedness (a) retired with the Net Cash Proceeds from any Asset Sale applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness as required pursuant to “— Repurchase at the Option of Holders — Asset Sales” or (b) assumed by a transferee in an Asset Sale; provided that, solely for purposes of calculating the amount of Indebtedness which may be incurred pursuant to clause (1)(b), any Indebtedness incurred pursuant to clause (12) of this paragraph will be deemed to have been incurred under this clause (1)(b);

(2) the incurrence by Solectron and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Financeco of Indebtedness represented by the notes and by Solectron of the guarantee, in each case to be issued on the date of the indenture and the incurrence by Financeco of Indebtedness represented by the exchange notes and by Solectron of the related guarantee, in each case to be issued upon consummation of the exchange offer made pursuant to the related registration rights agreement;

(4) the incurrence by Solectron or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refund, renew, refinance, defease or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3) or clause (4) of this paragraph;

(5) the incurrence or issuance by Solectron or any of its Restricted Subsidiaries of intercompany Indebtedness, Disqualified Stock or preferred stock between or among Solectron and any of its Restricted Subsidiaries; provided, however, that:

(a) if either Financeco or Solectron is the obligor on such Indebtedness, such Indebtedness must be contractually subordinated in right of payment to the prior payment of all Obligations with respect to the notes and the guarantee, respectively; and

(b) (i) any subsequent issuance or transfer of Equity Interests or other transaction that results in any such Indebtedness, Disqualified Stock or preferred stock being held by a Person other than Solectron or a Restricted Subsidiary of Solectron and (ii) any sale or other transfer of any such Indebtedness, Disqualified Stock or preferred stock to a Person that is not either Solectron or a Restricted Subsidiary of Solectron, will be deemed, in each case, to constitute an incurrence of such Indebtedness, Disqualified Stock or preferred stock by Solectron or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

(6) the incurrence by Solectron or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating and/or fixed rate Indebtedness that is permitted by the terms of the indenture to be outstanding or for the purpose of fixing or hedging currency exchange risk or commodity price risk and not with the purpose of speculation;

(7) the guarantee by Solectron of Indebtedness of Solectron or a Restricted Subsidiary of Solectron or the guarantee (given reasonably contemporaneously with the incurrence of Indebtedness being guaranteed) by a Restricted Subsidiary of Solectron of Indebtedness of any other Restricted Subsidiary of Solectron, in each case that was permitted to be incurred by another provision of this covenant and by the covenant “— Limitations on Issuances of Guarantees of Indebtedness;”

(8) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the accumulation of dividends on Disqualified Stock or preferred stock of Restricted Subsidiaries (to the extent not paid) and the payment of dividends on Disqualified Stock or preferred stock of Restricted Subsidiaries in the form of additional shares of the same class of Disqualified Stock or preferred stock of Restricted Subsidiaries will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Solectron as accrued;

(9) the incurrence by Solectron or any of its Restricted Subsidiaries of additional Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries in an aggregate principal amount (or accreted value or liquidation preference, as applicable) at any time outstanding incurred pursuant to this clause (9), not to exceed $150.0 million;

(10) Indebtedness incurred solely in respect of bankers acceptances, letters of credit and performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money or other Indebtedness), all in the ordinary course of business in amounts and for the purposes customary in Solectron’s industry;

(11) the incurrence of Indebtedness not to exceed $200.0 million at any one time outstanding as a part of a Cash Repatriation Transaction for tax planning or cash repatriation purposes;

(12) the incurrence by Solectron or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage or equipment financings or other Indebtedness or Disqualified Stock, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of engineering, installation, acquisition, lease, construction or improvement of property, plant or equipment used in the business of Solectron or such Restricted Subsidiary, in an aggregate principal amount, liquidation amount, or accreted value, as applicable, not to exceed 10% of Total Assets at any time outstanding; provided that solely for purposes of calculating the amount of Indebtedness which may be incurred pursuant to this clause (12), any Indebtedness incurred pursuant to clause (1)(b) of this paragraph will be deemed to have been incurred under this clause (12);

(13) the incurrence by Solectron and its Restricted Subsidiaries of Acquired Debt (other than Acquired Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Subsidiary of Solectron or its Restricted Subsidiary or was otherwise acquired by Solectron or its Restricted Subsidiary), provided, that such incurrence does not result, on a pro forma basis for the transaction with which the Acquired Debt is incurred, in Solectron’s Consolidated Fixed Charge Coverage Ratio decreasing immediately after such incurrence from Solectron’s Consolidated Fixed Charge Coverage Ratio in effect immediately prior to such incurrence; and

(14) the incurrence of Indebtedness to provide credit support put in place in connection with the Receivables Financing Program in an aggregate amount at any one time outstanding not to exceed $250.0 million.

Neither Financeco nor Solectron will incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Solectron or Financeco unless such Indebtedness is also contractually subordinated in right of payment to the notes and the guarantees on substantially identical terms; provided, however, that no Indebtedness of Solectron or Financeco will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Solectron or Financeco solely by virtue of being unsecured.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness or Disqualified Stock or preferred stock of a Restricted Subsidiary, or portion thereof meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Financeco and Solectron will be permitted to classify such item of Indebtedness or Disqualified Stock or preferred stock of a Restricted Subsidiary, or portion thereof on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness or Disqualified Stock or preferred stock of a Restricted Subsidiary, or portion thereof, in any manner that complies with this covenant, except that Indebtedness under the Credit Agreements (as described in clause (i) of the definition thereof) outstanding on the date on which notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

For purposes of determining any particular amount of Indebtedness under this covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included to the extent that including such amount shall cause duplication.

For purposes of determining compliance with this covenant, the U.S. dollar-equivalent principal amount of Indebtedness denominated in any currency other than U.S. dollars shall be calculated based on the relevant currency exchange rate in effect as of the date such Indebtedness is incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that the amount of any Permitted Refinancing Indebtedness denominated in the same currency as the Indebtedness being refinanced thereby, shall be calculated based on the relevant exchange rate in effect as of the date of the incurrence of the Indebtedness being so refinanced.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Neither Financeco nor Solectron will, and Solectron will not permit any of its other Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction (other than those incurred during a Covenant Suspension Period) on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Solectron or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Solectron or any of its Restricted Subsidiaries;

(2) make loans or advances to Solectron or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to Solectron or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) any such encumbrance or restriction existing on the date of the indenture or under any agreements and instruments governing Existing Indebtedness, Existing Synthetic Lease Financings, the Credit Agreements and other agreements as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings and Credit Agreements are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions directly or indirectly affecting payments from Restricted Subsidiaries to Solectron or to other Restricted Subsidiaries of Solectron than those contained in those agreements on the date of the indenture;

(2) the indenture and the notes and related guarantees;

(3) applicable law;

(4) any agreement or instrument of a Person acquired by Solectron or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such agreement or instrument was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to Solectron or any of its Restricted Subsidiaries or the properties or assets of Solectron or any of its Restricted Subsidiaries, other than, in each case, the Person, or the property or assets of the Person, so acquired, provided that, in the case of any agreement or instrument with respect to Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in leases, licenses and other agreements or instruments restricting assignment or restricting transfers of non-cash assets entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations for property acquired in the ordinary course of business and provisions contained in operating leases that impose restrictions on the property acquired or leased of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that contains any of the encumbrances or restrictions described in the preceding paragraph as they relate to that Restricted Subsidiary pending its sale or other disposition;

(8) any agreement or instrument governing Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing obligations otherwise permitted to be incurred under the provisions of the covenant described below under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, partnership agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, in each case to the extent that the counterparty to such agreement is not an Affiliate of Solectron;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) restrictions contained in Qualified Foreign Indebtedness;

(13) with respect to a Restricted Subsidiary, any agreement or investment entered into after the date of the indenture if (i) the encumbrance or restriction applies only if there is a default, (ii) the encumbrance is not materially more disadvantageous to holders of Notes than in comparable financings (as determined by Solectron), and (iii) Solectron determines that the encumbrance or restriction will not materially affect the ability to pay interest on the notes at their Stated Maturity or principal and accrued and unpaid interest on the notes at their final Stated Maturity;

(14) under any customary provisions under any agreements, instruments or contracts relating to any Receivables Program; and

(15) reasonable and customary borrowing base, net worth and similar covenants set forth in agreements evidencing Indebtedness otherwise permitted by the Indenture, provided that such covenants do not explicitly limit Solectron’s or its Restricted Subsidiaries’ ability to make dividends to or investments in Solectron or any of its Restricted Subsidiaries, guarantee the obligations of Solectron or any of its Restricted Subsidiaries or loan money to Solectron or any of its Restricted Subsidiaries.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Solectron may designate any Restricted Subsidiary other than Financeco to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value (as determined by the Board of Directors) of all outstanding Investments owned by Solectron and its Restricted Subsidiaries in the Subsidiary properly designated (and any Investments made in such Unrestricted Subsidiary after the date of designation) will be deemed to be Investments made as of the time of the designation (or the date of such Investment, as the case may be) and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Restricted Payments” or Permitted Investments, as determined by Solectron or Financeco. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Solectron may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Transactions with Affiliates

Neither Financeco nor Solectron will, and Solectron will not permit any of its other Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Solectron or the relevant Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction by Solectron or such Restricted Subsidiary with an unrelated Person; and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50 million, Financeco or Solectron delivers to the trustee either a resolution of the Board of Directors of Solectron set forth in an officers’ certificate certifying that such

Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Solectron or such Restricted Subsidiary, or an opinion as to the fairness to Solectron or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement entered into by Solectron or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Solectron or such Restricted Subsidiary;

(2) Affiliate Transactions between or among Solectron and/or its Restricted Subsidiaries;

(3) Restricted Payments and Permitted Investments that are permitted by the provisions of the indenture described above under the caption “— Restricted Payments;”

(4) the entering into, maintaining or performance of any employment contract, employee loan, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement (in each case entered into in the ordinary course of business consistent with past practice) for or with any employee, officer or director, including vacation, health, insurance, deferred compensation, retirement, savings or other similar plans;

(5) the payment of compensation, performance of indemnification or contribution obligations, or an issuance, grant or award of stock, options or other equity related interests to employees, officers or directors in the ordinary course of business;

(6) the payment of reasonable and customary fees and the provision of indemnities to directors in connection with their services; and

(7) if such transaction is with any Person solely in its capacity as a holder of Indebtedness or Equity Interests of Solectron or any of its Restricted Subsidiaries, if such person is treated no more favorably by the terms of such transaction than any other holder of Indebtedness or Equity Interest of Solectron; provided such Person owns less than 15% of such Indebtedness or Equity Interests.

Limitations on Issuances of Guarantees of Indebtedness

Neither Financeco nor Solectron will, and Solectron will not permit any of its other Restricted Subsidiaries, directly or indirectly, to Guarantee the payment of any other Indebtedness of Solectron (other than Senior Debt) or of Financeco (other than Senior Debt), unless Solectron or such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the notes by such Restricted Subsidiary or Solectron, which Guarantee will be senior to or pari passu with Solectron or such Restricted Subsidiary’s Guarantee of or pledge to secure such other Indebtedness.

Notwithstanding the preceding paragraph, any such Guarantee of the notes by a Restricted Subsidiary will provide by its terms that it will be automatically and unconditionally released and discharged:

(1) in connection with any sale or other disposition of all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of Solectron, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture; or

(2) in connection with any sale of all or substantially all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of Solectron, if the sale complies with the “Asset Sale” provisions of the indenture and such Guarantor ceases to be a Subsidiary of Solectron;

provided, however, that any such release and discharge shall occur only to the extent that all obligations of such Guarantor under all of its guarantees of Solectron’s or its Restricted Subsidiaries’ Indebtedness shall also terminate upon such release, sale or transfer and none of such Guarantor’s Equity Interests are pledged for the benefit of any holder of any such Indebtedness of Solectron or its Restricted Subsidiaries.

See “— Repurchase at the Option of Holders — Asset Sales.”

Certain Covenants Before, During and After a Covenant Suspension Period

Set forth below are summaries of certain covenants contained in the indenture that will apply to the notes before, during and after a Covenant Suspension Period.

Liens

Neither Financeco nor Solectron will, and Solectron will not permit any of its other Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens or Liens securing our or Solectron’s Senior Debt) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless:

(a) if such Lien secures Senior Subordinated Debt, the notes and the Guarantee are secured by a Lien in the same properties as those securing such Lien and on an equal and ratable basis with such Senior Subordinated Debt; and

(b) if such Lien secures Subordinated Debt, such Lien shall be of a lessor priority than a Lien securing the notes and the Guarantees in the same properties as those securing such Lien.

Sale and Leaseback Transactions

Neither Financeco nor Solectron will, Solectron and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction in excess of $50.0 million in one or a series of related transactions; provided that Solectron or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) Financeco or Solectron or that Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” or under clause (12) of the definition of Permitted Debt;

(2) with respect to any sale leaseback transaction in which the assets subject to such sale leaseback have a fair market value (as determined by Solectron in good faith) in excess of $50 million, the gross cash proceeds of that sale and leaseback transaction, when the terms of the lease are taken into account, are at least equal to the fair market value, as determined in good faith by the Board of Directors, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and Solectron or Financeco or such other Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Provided, that clauses (1) and (3) will have no effect during a Covenant Suspension Period.

Merger, Consolidation or Sale of Assets

Neither Financeco nor Solectron may: (1) consolidate or merge with or into another Person (whether or not Financeco or Solectron is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of Solectron and its Restricted Subsidiaries taken as a whole or of Financeco, in one or more related transactions, including by way of a lease, to another Person, unless:

(1) either: (a) Solectron or Financeco, as the case may be, is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Solectron or Financeco) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Solectron or Financeco) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Solectron, as the case may be, under the notes or the guarantees and the indenture;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) Solectron or Financeco, as the case may be, or the Person formed by or surviving any such consolidation or merger (if other than Solectron or Financeco, as the case may be), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,”

provided that clause (4) will have no effect during a Covenant Suspension Period.

Upon any consolidation or merger or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the assets of Solectron and its Restricted Subsidiaries taken as a whole or of Financeco, as the case may be, in accordance with the foregoing, the Person formed by or surviving any such consolidation or merger (if other than Solectron or Financeco), or to which such sale, assignment, transfer, conveyance or other disposition has been made shall succeed to and be substituted for, and may exercise every right and power of, Solectron or Financeco, as the case may be, under the indenture with the same effect as if such successor corporation had been named therein as Solectron or Financeco, as the case may be, and Solectron or Financeco, as the case may be, shall be released from the obligations under the notes and the indenture, except with respect to any obligations that arise from, or are related to, such transaction.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to a merger, consolidation, sale, assignment, transfer, conveyance or other disposition of assets between or among Solectron and any of its Restricted Subsidiaries or Financeco and any other Restricted Subsidiary of Solectron, so long as such transaction is not for the purpose of evading this provision and/or is not in connection with any other third-party transaction.

Financeco may not incur indebtedness unless (1) Solectron is a co-obligor or guarantor of such Indebtedness or (2) the net proceeds of such Indebtedness are loaned to Solectron or a Restricted Subsidiary, used to acquire outstanding debt securities issued by Solectron or a Restricted Subsidiary, or used to repay Indebtedness of Solectron or a Restricted Subsidiary as permitted under the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.” Financeco may not engage in any business not related directly or indirectly to obtaining money or arranging financing for Solectron or its Restricted Subsidiaries.

Payments for Consent

Neither Financeco, nor Solectron will, and Solectron will not permit any of its other Restricted Subsidiaries to pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes, unless such consideration is offered to be paid or is paid to all Holders of the notes who consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Enforcement of Support Agreement

For so long as any note remains outstanding under the indenture, Financeco, for the benefit of the trustee and holders, shall use its best efforts to enforce its rights under the Support Agreement between Financeco and Solectron. The Support Agreement obligates Solectron to contribute such funds to Financeco as are necessary for Financeco to make payments on the notes as they come due.

Reports

Whether or not required by the Commission, so long as any notes are outstanding, Solectron will furnish to the Holders of notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Solectron were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any financial footnote disclosure with respect to Financeco which would have been required by Rule 3-10(b) of Regulation S-X, and, with respect to the annual information only, a report on the annual financial statements by Solectron’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if Solectron were required to file such reports.

In addition, whether or not required by the Commission, Solectron will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within 15 days of the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request; provided that any information filed with or furnished to the Commission shall be deemed to have been provided to the Trustee, Holders, security analysts and prospective investors for purposes hereof. Notwithstanding the foregoing, Solectron may cure a breach of this covenant by filing with the Commission or delivering to the holders of notes, at any time prior to the acceleration of notes, any such information it failed to file.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the notes;

(2) our failure to pay all or any part of the principal of, or premium, if any, on the notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise,

(3) failure by Financeco, Solectron or any of its other Restricted Subsidiaries to comply with the covenants described under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales,” “— Certain Covenants in Effect other than during a Covenant Suspension — Restricted Payments,” “— Certain Covenants in Effect other than during a Covenant Suspension — Incurrence of Indebtedness and Issuance of Preferred Stock” and “— Certain Covenants Before, During and After a Covenant Suspension Period — Merger, Consolidation or Sale of Assets;” and such failure continues for 30 days after notice is given as provided below;

(4) failure by Financeco, Solectron or any of its other Restricted Subsidiaries to comply with any other covenant or agreement in the notes or in the Indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)), and such failure continues for 60 days after notice is given as provided below;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Financeco, Solectron or any of its other Restricted Subsidiaries (or the payment of which is guaranteed by Solectron, Financeco, or any of its other Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity;

provided in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates to $50.0 million or more (or, during a Covenant Suspension Period, such amount aggregates to $100.0 million or more);

(6) failure by Solectron or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $50.0 million (or, during any Covenant Suspension Period, judgments aggregating in excess of $100.0 million) other than amounts which a third party insurer has acknowledged as its exclusive liability, which judgments are not paid, discharged or stayed for a period of 60 consecutive days; and

(7) certain events of bankruptcy or insolvency described in the indenture with respect to Financeco, Solectron or any of its other Restricted Subsidiaries that would individually or collectively constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Financeco, Solectron, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

In the case of any Event of Default occurring on or after March 15, 2011 which is finally determined by a court of competent jurisdiction in a judgment which is no longer subject to appeal to have been by reason of any willful action or inaction taken or not taken by or on behalf of Financeco or Solectron with the intention of avoiding payment of the premium that Financeco would have had to pay if Financeco or Solectron then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will then be due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to March 15, 2011, which is finally determined by a court of competent jurisdiction in a judgment which is no longer subject to appeal to have been by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Financeco or Solectron with the intention of avoiding any prohibition on redemption of the notes prior to March 15, 2011, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes. Notwithstanding the foregoing provisions of this paragraph, upon the payment in full of the principal amount plus accrued interest (other than the premium referred to above) the indenture shall be of no further force and effect except with respect to payment of the premium amount if and when such court renders such a decision.

Financeco is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Financeco is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Financeco or Solectron, as such, will have any liability for any obligations of Financeco or Solectron under the notes, the guarantee or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Legal Defeasance and Covenant Defeasance

Solectron or Financeco may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes (“Legal Defeasance”), except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due from the trust referred to below;

(2) Financeco’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Financeco’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, Solectron or Financeco may, at its option and at any time, elect to have the obligations of Financeco, Solectron and Solectron’s other Restricted Subsidiaries released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Financeco must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Financeco must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Financeco has delivered to the trustee an opinion of counsel confirming that (a) Financeco has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Financeco has delivered to the trustee an opinion of counsel confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and no Event of Default relating to bankruptcy or insolvency may occur at any time from the date of such deposit to the 91st calendar day thereafter;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than as permitted in clause (4) above) to which Financeco, Solectron or any of its other Restricted Subsidiaries is a party or by which Financeco, Solectron or any of its other Restricted Subsidiaries is bound;

(6) Financeco or Solectron must deliver to the trustee an officers’ certificate stating that the deposit was not made by Financeco or Solectron with the intent of preferring the Holders of notes over the other creditors of Financeco or Solectron with the intent of defeating, hindering, delaying or defrauding creditors of Solectron or others; and

(7) Financeco or Solectron must deliver to the trustee (a) an officers’ certificate, stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with, and (b) an opinion of counsel confirming the satisfaction of the conditions precedent set forth in clauses (1) (with respect to the validity, and perfection of the security interest), (2), (3) and, to the knowledge of such counsel (5) above.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the Holders of a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

(7) release Solectron’s guarantee of the notes;

(8) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”); or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, Financeco, Solectron and the trustee may amend or supplement the indenture or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Solectron’s or Financeco’s obligations to Holders of notes and guarantees in the case of a merger or consolidation or sale of all or substantially all of Solectron’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

(5) to comply with requirements of the Commission in order to qualify or maintain the qualification of the indenture under the Trust Indenture Act;

(6) adding guarantors to the notes or adding collateral securing the notes pursuant to the terms of the indenture; or

(7) make any change to the subordination provisions that would limit or terminate benefits available to any holder of Senior Debt; or

(8) to conform the text of the indenture or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes is inconsistent with the corresponding provision of the Indenture or the notes.

No amendment to the subordination provisions may be made affecting the rights of any holder of Senior Debt without the consent of such holder of Senior Debt.

Concerning the Trustee

If the trustee becomes a creditor of Financeco or Solectron, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Solectron Corporation, 847 Gibraltar Drive, Milpitas, California 95035, Attention: Chief Financial Officer.

Book-Entry Procedures, Delivery, Form, Transfer and Exchange

Global Notes

The exchange notes will be in the form of one or more registered global notes without interest coupons. Upon issuance, the global notes will be deposited with the Trustee, as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC’s Participants (as defined below).

Transfer of beneficial interests in any global notes will be subject to the applicable rules and procedures of DTC and its Participants, which may change from time to time.

The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may not be exchanged for Certificated Notes except in certain limited circumstances. See “— Exchange of Interests in Global Notes for Certificated Notes.”

Initially, the Trustee will act as Paying Agent and Registrar. Financeco may change the Paying Agent or Registrar without prior notice to the Holders, and Financeco, Solectron or any of the Subsidiaries may act as Paying Agent or Registrar. The notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Certain Book-Entry Procedures

The description of the operations and procedures of DTC contained in this prospectus is provided solely as a matter of convenience. These operations and procedures are solely within their control and are subject to change by them from time to time. Neither Financeco nor Solectron take responsibility for these operations and procedures and urge you to contact DTC or its Participants directly to discuss these matters.

DTC has advised Financeco and Solectron as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for its participating organizations (collectively, the “Direct Participants”) and facilitates the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Direct Participants. The Direct Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other Persons that clear through or maintain a direct or indirect custodial relationship with a Direct Participant (collectively, the “Indirect Participants” and, together with the Direct Participants, the “Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants.

DTC has advised Financeco and Solectron that, pursuant to DTC’s procedures, (i) upon deposit of the Global Notes, DTC will credit the account of each Direct Participant designated by the initial purchasers with the portion of the principal amount at maturity of each global note that has been allocated to such Direct Participant by the initial purchasers, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in each global note and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the global notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the global notes.

You may hold your interests in global notes directly through DTC if you are a Direct Participant in DTC or indirectly through organizations that are Direct Participants in DTC.

The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form of securities that they own. This may limit or curtail your ability to transfer your beneficial interest in a global note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, your ability to pledge your beneficial interest in a global note to Persons that are not Direct Participants in DTC, or to otherwise take action in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest. For certain other restrictions on the transferability of the notes, see “— Exchange of Interests in Global Notes for Certificated Notes.”

As long as DTC, or its nominee, is the registered holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the notes represented by such Global Note for all purposes under the applicable Indenture and the notes. Except in the limited circumstances described under “— Exchange of Interests in Global Notes for Certificated Notes,” you will not be entitled to have any portion of a global note registered in your name, will not be entitled to receive physical delivery of notes in certificated form and will not be considered the registered owners or holder of a global note (or any note represented thereby) under the applicable Indenture or the notes for any purpose.

Under the terms of the applicable Indenture, Financeco, Solectron and the Trustee will treat the persons in whose names the notes are registered (including notes represented by global notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal of and premium, if any, and interest (and Liquidated Damages, if any) on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the applicable Indenture. Consequently, none of Financeco, Solectron, the Trustee or any agent of Financeco, Solectron or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Participant’s records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s records relating to the beneficial ownership interests in any global note or (ii) any other matter relating to the actions and practices of DTC or any of its Participants.

DTC has advised Financeco and Solectron that its current payment practice (for payments of principal, premium, interest, and the like) with respect to securities such as the notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant’s respective ownership interest in the global notes as shown on DTC’s records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, Financeco, or Solectron. None of Financeco, Solectron or the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the notes, and Financeco, Solectron and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

Interests in the global notes will trade in DTC’s Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in immediately available funds. Transfers between Indirect Participants who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant.

DTC has advised Financeco and Solectron that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described above) only at the direction of one or more Direct Participants to whose account interests in the global notes are credited and only in respect of such portion of the aggregate principal amount at maturity of the notes to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange global notes (without the direction of one or more of its Direct Participants) for legended notes in certificated form, and to distribute such certificated forms of notes to its Direct Participants. See “— Exchange of Interests in Global Notes for Certificated Notes.”

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Direct Participants, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of Financeco, Solectron, the initial purchasers or the Trustee shall have any responsibility for the performance by DTC or any of its Participants of their respective obligations under the rules and procedures governing any of their operations.

The information in this section concerning DTC and its book-entry system has been obtained from sources that Financeco and Solectron believe to be reliable, but Financeco and Solectron take no responsibility for the accuracy thereof.

Exchange of Interests in global notes for Certificated Notes

You may not exchange your beneficial interest in a Global Note for a definitive note in registered, certificated form without interest coupons (a “Certificated Note”) except as set forth below.

An entire global note may be exchanged for Certificated Notes if:

•	DTC (a) notifies Financeco that it is unwilling or unable to continue as depositary for the global notes, or (b) has ceased to be a clearing agency registered under the Exchange Act, and in either case Financeco fails to appoint a successor depositary within 90 days of such notice;

•	Financeco, at Financeco’s option, notify the Trustee in writing that Financeco is electing to issue Certificated Notes; or

•	there shall have occurred and be continuing a Default or an Event of Default with respect to the notes.

In any such case, Financeco will notify the Trustee in writing that, upon surrender by the Participants of their interests in such global note, Certificated Notes will be issued to each person that such Participants and DTC identify as being a beneficial owner of the related notes.

In addition, beneficial interests in global notes held by any Participant may be exchanged for Certificated Notes upon request by such Direct Participant (for itself or on behalf of an Indirect Participant) to DTC or to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any global note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Participants (in accordance with DTC’s customary procedures).

Any such exchange of beneficial interests in a global note for Certificated Notes will be effected through the DWAC system and an appropriate adjustment will be made to the records of the registrar to reflect a decrease in the principal amount at maturity of the global note.

None of Financeco, Solectron or the Trustee will be liable for any delay by the holder of any global note or DTC in identifying the beneficial owners of notes, and Financeco and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the global note or DTC for all purposes.

Same Day Settlement and Payment

The Indenture requires that payments in respect of the notes represented by a global note (including principal, premium, if any, and interest) be made by wire transfer of immediately available same-day funds to the accounts specified by the holders of interests in such global note. With respect to Certificated Notes, Financeco and Solectron will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same-day funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. Financeco and Solectron expect that secondary trading in the Certificated Notes will also be settled in immediately available funds.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, provided, that, in the case of this clause (2) only, such Acquired Debt shall be limited to the lesser of the fair market value of the asset (determined by Solectron in good faith) subject to such Lien and the total amount of such Indebtedness.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1) the sale, conveyance or other disposition of any assets or rights, other than in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Solectron and its Subsidiaries taken as a whole or of Financeco will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants Before, During and After a Covenant Suspension Period — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests by any of Solectron’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $25 million;

(2) any sale, lease, conveyance or other disposition of assets between or among Solectron and its Restricted Subsidiaries,

(3) an issuance of Equity Interests by a Subsidiary to Solectron or to another Subsidiary (other than an issuance of Equity Interests from a Restricted Subsidiary to an Unrestricted Subsidiary);

(4) the sale, lease, conveyance or other disposition of equipment, inventory, accounts receivable or other assets or rights in the ordinary course of business;

(5) the sale, conveyance or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment or Permitted Investment (other than as set forth in clause (2) of the definition of Permitted Investment) that is permitted by the covenant described above under the caption “— Certain Covenants in Effect other than during a Covenant Suspension Period — Restricted Payments;”

(7) the licensing by Solectron or any Restricted Subsidiary of intellectual property or know-how on commercially reasonable terms;

(8) the sale, lease, conveyance or other disposition of real property (together with any improvements, fixtures or leasehold improvements relating thereto) (the “Real Property”) in connection with the obligation of Solectron or any Restricted Subsidiary to remarket or sell any Real Property at the end of the lease term or otherwise in connection with Synthetic Lease Obligations;

(9) the sale or disposal of damaged, worn out or other obsolete personal property in the ordinary course of business consistent with past practice so long as such property is no longer necessary for the proper conduct of the business of Solectron and its Restricted Subsidiaries;

(10) Solectron and its Subsidiaries may surrender or waive litigation rights or settle, release or surrender tort or other litigation claims of any kind or grant Liens (and permit foreclosure thereon) not otherwise prohibited by the “Liens” covenant;

(11) the disposition of property at the end of or otherwise in compliance with the terms of a Synthetic Lease Obligation covering such property; and

(12) the sale, lease, conveyance or other disposition of Receivables Program Assets by Solectron or any Restricted Subsidiary in connection with any Receivables Program.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by (i) the United States of America or any agency or instrumentally thereof, or (ii) any member of the European Economic Area or Switzerland, or any agency or instrumentality thereof provided that such country, agency or instrumentality has a credit rating at least equal to that of the United States of America (provided that, in each case, the full faith and credit of such respective nation is pledged in support thereof), or

(2) time deposits and certificates of deposit and commercial paper issued by a commercial bank organized under the laws of the United States or any political subdivision thereof or under the laws of Canada, Japan or Switzerland or any member of the European Economic Area, in each case, of recognized standing having capital and surplus in excess of $500 million (or the foreign currency equivalent thereof), or

(3) commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor’s Corporation or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc.,

in the case of each of (1), (2), and (3) maturing within one year after the date of acquisition, or

(4) general obligations of government or corporate entities with long-term ratings of A or better from S&P and A2 or better from Moody’s, having maturities of not more than twelve months from the date of acquisition, so long as the aggregate value of the Investments described in this clause (4) does not exceed 20% of the value of cash and short-term investments and long-term investments of the types described above in clauses (1), (2) and (3) and in this clause (4), in each case as shown on Solectron’s most recent balance sheet that has been made publicly available, or

(5) Money market funds rated Aa1 or higher from Moody’s or AAm or higher from Standard & Poor’s, or

(6) Euro or dollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months, and overnight bank deposits, in each case with any domestic (United States) commercial bank having capital and surplus in excess of $500 million (or the foreign currency equivalent thereof) and a Keefe Bank Watch Rating of “B” or better; provided, in the case of (1) through (4), that with respect to any non-domestic Person, Cash Equivalents shall also mean those investments that are comparable to clauses (2) and (4) above in such Person’s country of organization or country where it conducts business operations.

“Cash Repatriation Transactions” means a transaction or a series of related transactions entered into by Solectron Corporation or any of its Restricted Subsidiaries primarily for tax planning or cash repatriation purposes and which involves principally (i) the borrowing of funds (the “Borrowed Funds”) by a Restricted Subsidiary from a commercial bank or other financial institution and (ii) the pledge of cash or Cash Equivalents at least equal to the

Borrowed Funds with such commercial bank or financial institution as collateral securing the repayment of the Borrowed Funds by a Restricted Subsidiary.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, lease or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Solectron and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to Solectron or its Restricted Subsidiaries;

(2) the adoption of a plan by the Board of Directors of Solectron providing for the liquidation or dissolution of Solectron or the adoption of a plan by the Board of Directors of Financeco relating to the liquidation or dissolution of Financeco;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Solectron, measured by voting power rather than number of shares or the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) other than Solectron or one or more of its Restricted Subsidiaries becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Financeco, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors of Solectron or Financeco are not Continuing Directors.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes. “Independent Investment Banker” means Banc of America Securities LLC or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an investment banking firm of national reputation selected by Solectron.

“Comparable Treasury Price” means with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such redemption date, or (ii) if Solectron obtains fewer than three such Reference Security Dealer Quotations, the average of all such quotations.

“Consolidated Cash Flow” means, without duplication, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Consolidated Restricted Subsidiaries in connection with a sale of assets outside the ordinary course of business, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Consolidated Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) Consolidated Fixed Charges of such Person and its Consolidated Restricted Subsidiaries for such period; plus

(4) the aggregate amount of cash restructuring charges taken by Solectron, on a consolidated basis, during such period in connection with the following:

(a) its corporate restructuring actions as reflected in its financial statements for the fiscal year ended August 30, 2005; plus

(b) up to $15.0 million of restructuring charges with respect to previously announced restructuring actions as described on page F-57 of Note 13 of the Financial Statements included elsewhere in this prospectus; plus

(c) up to $125.0 million of additional cash restructuring charges incurred after November 30, 2005, less any Previous Restructuring Charges; provided that this clause (c) shall never be a negative number; plus

(5) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Consolidated Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(6) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business.

in each case, on a Consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and wholly-owned, Consolidated Restricted Subsidiaries and its pro rata share of Net Income of its other Consolidated Restricted Subsidiaries for such period, on a Consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Consolidated Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Consolidated Restricted Subsidiary of the Person;

(2) the Net Income of any Consolidated Restricted Subsidiary will be excluded to the extent, but only to the extent, that the declaration or payment of dividends or similar distributions by that Consolidated Restricted Subsidiary of that Net Income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Consolidated Restricted Subsidiary; and

(3) the cumulative effect of a change in accounting principles will be excluded.

“Consolidated Net Leverage Ratio” of Solectron on any date of determination (the “Determination Date”) means the ratio, on a pro forma basis after giving effect to the repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness in connection with the transaction, of (a) an amount equal to (1) the aggregate amount of Indebtedness (other than (i) outstanding letters of credit and reimbursement obligations in respect thereof and (ii) any Indebtedness outstanding as part of Cash Repatriation Transaction not in excess of $200.0 million in the aggregate) of Solectron and its Restricted Subsidiaries on such Determination Date, minus (2) the aggregate amount of cash and Cash Equivalents (other than cash and Cash Equivalents (x) pledged as security for the repayment of any Indebtedness outstanding as part of Cash Repatriation Transactions in an aggregate principal amount not to exceed $200.0 million or (y) which would be restricted cash on the balance sheet of Solectron under GAAP) of Solectron and its Restricted Subsidiaries on such Determination Date; to (b) the aggregate amount of Consolidated Cash Flow of Solectron for the Reference Period attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of); provided, that for purposes of such calculation:

(1) acquisitions or dispositions of assets which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Determination Date shall be assumed to have occurred on the first day of the Reference Period;

(2) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary or any designation of an Unrestricted Subsidiary as a Restricted Subsidiary, in each case, that occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Determination Date shall be assumed to have occurred on the first day of the Reference Period; and

(3) any other transactions affecting the calculation of the aggregate amount of Consolidated Cash Flow of Solectron and its Restricted Subsidiaries for the Reference Period shall be given effect as and to the extent provided for in the definition of Fixed Charge Coverage Ratio.

“Consolidated Net Worth” of any Person at any date means the aggregate consolidated stockholders’ equity of such Person (plus amounts of equity attributable to preferred stock) and its consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such Person prepared in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity), (a) the amount of any such stockholders’ equity attributable to Disqualified Stock or treasury stock of such Person and its consolidated Subsidiaries, (b) all upward revaluations and other write-ups in the book value of any asset of such Person or a Consolidated Subsidiary of such Person subsequent to the date of the indenture and (c) all investments in subsidiaries that are not Consolidated Subsidiaries and in Persons that are not Subsidiaries.

“Consolidation” means, with respect to any Person, the consolidation of the accounts of the Restricted Subsidiaries of such Person with those of such Person, all in accordance with GAAP; provided, that “consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of such Person. The term “Consolidated” has a correlative meaning to the foregoing.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Solectron or Financeco who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreements” means (i) that certain revolving multicurrency credit agreement, dated August 20, 2004, as amended, by and among Solectron, Bank of America, N.A., JP Morgan Chase Bank, N.A., Citicorp USA, Inc., The Bank of Nova Scotia, the letter of credit issuers party thereto and the other lenders party thereto providing for up to $500.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith and one or more facilities or indentures entered into in replacement, extension, renewal, refinancing or refunding thereof, including, in each case, any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time whether or not with the same agent, trustee, lenders, holders or investors, and irrespective of any changes in the terms and conditions thereof; and (ii) one or more other term loans, revolving loans, swing-line, commercial paper facilities (including any letter of credit sub-facilities or other facilities) or indentures entered into with commercial banks, other financial institutions or other lenders or investors, and one or more facilities or indentures entered into replacement, extension, renewal, refinancing or refunding thereof, including, in each case, any related notes, indentures, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time whether or not with the same agent, trustee, lenders, holders or investors, and irrespective of any changes in the terms and conditions thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Solectron to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Solectron may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants in Effect other than during a Covenant Suspension Period — Restricted Payments.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Euro” or “€” means the lawful single currency of participating member states of the European Economic and Monetary Union as contemplated by the Treaty Establishing the European Union.

“European Economic Area” means the member nations of the European Economic Area pursuant to the Oporto Agreement on the European Economic Area dated May 2, 1992, as amended.

“Existing Indebtedness” means Indebtedness and Disqualified Stock of Financeco or Solectron and its other Subsidiaries (other than Indebtedness under the Credit Agreements) and preferred stock of Restricted Subsidiaries in existence on the date of the indenture, until such amounts are repaid or are no longer outstanding.

“Existing Synthetic Lease Financings” means Synthetic Lease Obligations of Financeco, Solectron and its other Subsidiaries in existence on the date of the indenture until Solectron’s or its Subsidiaries’ obligation to make payments thereunder have terminated or been discharged.

“Final Maturity” means with respect to any installment of interest or principal on any series of Indebtedness, the Stated Maturity of such Indebtedness or if applicable, the next succeeding fixed date upon which the obligor thereon becomes obligated to repay, redeem or repurchase such Indebtedness in its entirety.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the Consolidated interest expense of such Person and its Consolidated Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the Consolidated interest expense of such Person and its Consolidated Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person to the extent Guaranteed by such Person or one of its Consolidated Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Consolidated Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Consolidated Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Solectron (other than Disqualified Stock) or to Solectron or a Consolidated Restricted Subsidiary of Solectron, multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a Consolidated basis and in accordance with GAAP; plus

(5) the net expense to the Person and its Consolidated Restricted Subsidiaries of borrowings under Cash Repatriation Transactions for such period, to the extent not counted under (1), (2) or (3) above.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Consolidated Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Consolidated Restricted Subsidiaries for such period. In the event that the specified Person or any of its Consolidated Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Consolidated Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of on or prior to the Calculation Date, will be excluded, provided, however, this clause (2) will not exclude amounts derived from earnouts or similar arrangements; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of on or prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Consolidated Restricted Subsidiaries following the Calculation Date.

“Foreign Subsidiary” means any Restricted Subsidiary of Solectron which (i) is not organized under the laws of the United States, any state thereof or the District of Columbia, and (ii) conducts substantially all of its business operations outside the United States of America.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means any subsidiary that executes a Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the net obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2) foreign exchange contracts or currency swap agreements; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency values or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments;

(3) representing all obligations of such person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (1), (2), (4), (5), or (6) hereof) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such person of a demand for reimbursement following payment on the letter of credit);

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing the net liability under any Hedging Obligations,

if and only to the extent any of the preceding items (other than Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In no event shall the term “Indebtedness” include any lease properly classified as an operating lease in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person, provided that if such Indebtedness is not assumed by the specified Person, the amount of the Indebtedness shall be limited to the lesser of the fair market value of the assets (determined by Solectron in good faith) subject to such Lien and the total amount of such Indebtedness) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers, directors and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Solectron or any Restricted Subsidiary of Solectron sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Solectron such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Solectron, Solectron will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of Solectron’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants in Effect other than during a Covenant Suspension Period — Restricted Payments.”

“Lien” with respect to a Person means, with respect to any asset of such Person, any mortgage, lien, pledge, fixed or floating charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option in favor of a third-party or other agreement to sell or give a security interest in any jurisdiction.

“Make-Whole Premium” means, with respect to a note, the sum of the present values of the remaining scheduled payments of interest, principal and premium thereon (not including any portion of such payments of interest accrued as of the date of redemption) as if the notes were redeemed on March 15, 2011 pursuant to “— Optional Redemption” on such date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” means the aggregate amount of cash or Cash Equivalents received by Solectron in the case of a sale of its Equity Interests (excluding Disqualified Stock) and by Solectron and its Restricted Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of its Equity Interests (excluding Disqualified Stock) upon any exercise, exchange or conversion of securities (including, without limitation, options, warrants, rights and convertible or exchangeable debt) of Solectron that were issued for cash on or after the date of the indenture, the amount of cash originally received by Solectron upon the issuance of such securities (including, without limitation, options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and (in the case of Asset Sales, reasonable and customary), expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Equity Interests, and, in the case of an Asset Sale only, less (i) the amount (estimated reasonably and in good faith by Solectron) of income, franchise, sales and other applicable taxes required to be paid by Solectron or any of its respective Subsidiaries in connection with such Asset Sale in the taxable year that such sale is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes; (ii) the amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Agreement, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP; and (iii) the amount of any liability required to be accrued on Solectron’s Consolidated financial statements in accordance with GAAP solely by virtue of such sale.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any sale of assets outside the ordinary course of business; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither Solectron nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender, unless, in the case of (a), (b) or (c), such action is undertaken in compliance with the covenant described under “Certain Covenants in Effect other than during a Covenant Suspension Period — Restricted Payments;”

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Solectron or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing or have otherwise agreed that they will not have any recourse to the assets of Solectron or any stock or assets of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means any business conducted or publicly proposed to be conducted by Solectron or its Restricted Subsidiaries on the date of the indenture, and any business reasonably related thereto or reasonable extensions thereof.

“Permitted Investments” means:

(1) any Investment in Solectron or in a Restricted Subsidiary of Solectron;

(2) any Investment in Cash Equivalents or the notes and the guarantees;

(3) any Investment by Solectron or any Subsidiary of Solectron in a Person, if as a result of such Investment or, if in connection with the transaction pursuant to which such Investment is made:

(a) such Person becomes a Restricted Subsidiary of Solectron; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Solectron or a Restricted Subsidiary of Solectron;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5) any acquisition of any property, assets, securities or rights, solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Solectron;

(6) any Investments received in compromise of obligations of persons, incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any person or consideration received in settlement of litigation claims in tort, bankruptcy, liquidation, receivership, insolvency or otherwise;

(7) Investments in (a) prepaid expenses and negotiable instruments held for collection in the ordinary course of business, (b) accounts receivable arising in the ordinary course of business (and Investments obtained in exchange or settlement of accounts receivable for which Solectron or any Restricted Subsidiary has determined that collection is not likely) and (c) lease, utility and worker’s compensation, performance and other similar deposits arising in the ordinary course of business;

(8) Investments in connection with Hedging Obligations; and

(9) other Investments after the date of the indenture in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding not to exceed 10% of Total Assets measured on the date each such Investment is made.

“Permitted Liens” means:

(1) Liens securing Indebtedness and other Obligations under the Credit Agreements that were permitted by the terms of the indenture to be incurred;

(2) Liens in favor of Solectron or any of its Restricted Subsidiaries or the guarantees;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Solectron or any Subsidiary of Solectron; provided that such Liens were not entered into in contemplation of such merger or consolidation and do not extend to any assets of Solectron or its Restricted Subsidiaries other than the acquired Person;

(4) Liens on property existing at the time of acquisition of the property by Solectron or any Subsidiary of Solectron, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens existing on the date of the indenture;

(7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefore;

(8) Liens incurred in the ordinary course of business of Solectron or any Subsidiary of Solectron with respect to Obligations that do not exceed $5.0 million at any one time outstanding;

(9) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (12) of the second paragraph of the covenant entitled “— Certain Covenants in Effect other than during a Covenant Suspension Period — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the property acquired with such Indebtedness together with any attachments, appurtenances, replacements, fixtures, leasehold improvements or proceeds related thereto;

(10) Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured in a manner no more adverse to the holders of notes than the terms of the Liens securing such refinanced Indebtedness, provided that the Indebtedness secured is not increased and the Lien is not extended to any additional assets or property that was not security for the Indebtedness so refinanced;

(11) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of banker’s acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(12) Liens on assets leased to Solectron or a Restricted Subsidiary of Solectron if such lease is properly classified as an operating lease in accordance with GAAP;

(13) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(14) Liens on the Equity Interests of Unrestricted Subsidiaries securing obligations of Unrestricted Subsidiaries not otherwise prohibited by the indenture;

(15) Liens on cash securing obligations of Solectron or its Restricted Subsidiaries in an amount not to exceed $95.0 million but only to the extent that (a) such obligations are under Synthetic Lease Obligations, (b) such Synthetic Lease Obligations were secured on the date of the indenture, (c) the granting of such Lien(s) is in connection with obtaining a waiver, consent or amendment, and (d) immediately prior to such Lien being granted, such Synthetic Lease Obligations are Indebtedness under the terms of the indenture by virtue of a change in GAAP;

(16) Liens not otherwise described in clauses (1) through (15) above or (17) or (18) below in an aggregate amount not to exceed $25.0 million at any time outstanding;

(17) Liens securing obligations of Solectron or any Restricted Subsidiary in respect of a Receivables Program, provided that any such Lien shall be limited to the Receivables Programs Assets under such Receivables Program; and

(18) Liens on cash and Cash Equivalents securing up to $200.0 million of Indebtedness outstanding at any one time issued as part of a Cash Repatriation Transaction.

“Permitted Refinancing Indebtedness” means any Indebtedness or Disqualified Stock of Solectron or any of its Restricted Subsidiaries or any preferred stock of Solectron’s Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness or Disqualified Stock of Solectron or any of its Restricted Subsidiaries or other preferred stock of Solectron’s Restricted Subsidiaries (other than intercompany Indebtedness or Disqualified Stock or preferred stock held by Solectron or its Restricted Subsidiaries); provided that:

(1) the principal amount, accreted value or liquidation preference, if applicable, of such Permitted Refinancing Indebtedness does not exceed the principal amount, accreted value or liquidation preference, if applicable, of the Indebtedness, the Disqualified Stock or the preferred stock extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness or accrued dividends on the Disqualified Stock or the preferred stock, and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a Final Maturity date, or in the case of Disqualified Stock, a first put date, later than the Final Maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or the Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or are Liquid Yield Option Notes issued and outstanding prior to date of the indenture, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, or in the case of Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded, such Permitted Refinancing Indebtedness is Disqualified Stock, or in the case of preferred stock of any of Solectron’s Restricted Subsidiaries being extended, refinanced, renewed, replaced, defeased or refunded, such Permitted Refinancing Indebtedness is preferred stock; and

(4) such Indebtedness, Disqualified Stock or preferred stock is incurred or issued, as applicable, either by Solectron or by the Restricted Subsidiary who is the obligor or issuer, as applicable, on the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Previous Restructuring Charges” means cash restructuring charges reflected on Solectron’s consolidated financial statements for any period from November 30, 2005 up to, but not including, any applicable Reference Period beginning after November 30, 2005, which are not described by (a) or (b) of clause (4) of the definition of Consolidated Cash Flow.

“Property” means, with respect to any Person and in connection with a Receivables Program, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its fair market value.

“Qualified Equity Offering” means any public offering of common stock (other than Disqualified Stock) of Solectron with Net Cash Proceeds to Solectron in excess of $50 million.

“Qualified Foreign Indebtedness” means indebtedness incurred by a Foreign Subsidiary of Solectron which (i) is incurred primarily to finance the acquisition, design or construction of the property, plant or equipment of such Foreign Subsidiary or any of its Restricted Subsidiaries, and (ii) is incurred pursuant to clause (1) of the second paragraph of the covenant described in “—  Certain Covenants in Effect other than during a Covenant Suspension Period — Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Receivables Program” means, with respect to any Person, an agreement or other arrangement or program providing for the advance of funds to such Person against the pledge, contribution, sale or other transfer or encumbrances of Receivables Program Assets of such Person or such Person and/or one or more of its Subsidiaries.

“Receivables Program Assets” means all of the following Property and interests in Property, including any undivided interest in any pool of any such Property or interests, whether now existing or existing in the future or hereafter arising or acquired:

(a) accounts (as defined in the Uniform Commercial Code or any similar or equivalent legislation as in effect in any applicable jurisdiction);

(b) accounts receivable, general intangibles, instruments, contract rights, documents and chattel paper (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services, no matter how evidenced, whether or not earned by performance);

(c) all unpaid sellers’ or lessors’ rights (including, without limitation, rescission, replevin, reclamation and stoppage in transit) relating to any of the foregoing or arising therefrom;

(d) all rights to any goods or merchandise represented by any of the foregoing;

(e) all reserves and credit balances with respect to any such accounts receivable or account debtors;

(f) all letters of credit, security or guarantees of any of the foregoing;

(g) all insurance policies or reports relating to any of the foregoing;

(h) all collection or deposit accounts relating to any of the foregoing;

(i) all books and records relating to any of the foregoing;

(j) all instruments, contract rights, chattel paper, documents and general intangibles relating to any of the foregoing; and

(k) all proceeds of any of the foregoing.

“Reference Period” with regard to any Person means the four full fiscal quarters for which financial statements have been provided pursuant to the covenant specified under “—  Certain Covenants Before, During and After a Covenant Suspension Period — Reports” (or such lesser period during which such Person has been in existence) ended prior to any date upon which any determination is to be made pursuant to the terms of the notes or the Indenture.

“Reference Treasury Dealer” means (i) Banc of America Securities LLC and its successors or another investment bank of national reputation; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), Financeco is required to substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by Financeco.

“Reference Treasury Dealer Quotations” means, with respect of each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the each Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Replacement Asset” means (i) any property or assets (excluding Equity Interests, Indebtedness and any other securities) that will be used in a Permitted Business of Solectron or any Restricted Subsidiary, including, without limitation, Property repurchased in connection with a Receivables Program, (ii) any Equity Interests of a Person that becomes a Restricted Subsidiary of Solectron, and (iii) any Permitted Investment (other than the Permitted Investment described in clause (4) of the definition thereof) which is permitted at the time such Permitted Investment is made pursuant to the covenant described in “— Certain Covenants in Effect other than during a Covenant Suspension Period — Restricted Payments.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary or a special purpose entity established solely in connection with a Receivables Program.

“S&P” means Standard & Poor’s Ratings Group.

“Senior Debt” means:

(1) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Financeco whether or not such post-filing interest is allowed in such proceeding) in respect of:

(a) Indebtedness of Financeco for money borrowed, and

(b) Indebtedness of Financeco evidenced by notes, debentures, bonds or other similar instruments for the payment of which Financeco is responsible or liable;

(2) all Capital Lease Obligations of Financeco and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by Financeco;

(3) all obligations of Financeco:

(a) for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction,

(b) under Hedging Obligations, or

(c) issued or assumed as the deferred purchase price of property and all conditional sale obligations of Financeco and all obligations under any title retention agreement permitted under the indenture; and

(4) all obligations of other Persons of the type referred to in clauses (a), (b) and (c) for the payment of which Financeco is responsible or liable as Guarantor;

provided, however, that Senior Debt shall not include:

(1) Indebtedness of Financeco that is by its terms expressly subordinate or pari passu in right of payment to the notes;

(2) any Indebtedness incurred in violation of the provisions of the indenture;

(3) accounts payable or any other obligations of Financeco to trade creditors created or assumed by Financeco in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities);

(4) any liability for Federal, state, provincial, local or other taxes owed or owing by Financeco;

(5) any obligation of Financeco to any Subsidiary; or

(6) any obligations with respect to any Capital Stock of Financeco.

“Senior Debt” of Solectron has a correlative meaning to the definition of Senior Debt.

“Senior Subordinated Debt” of Financeco means the notes and any other subordinated Indebtedness of Financeco that specifically provides that such Indebtedness is to rank pari passu with the notes and is not subordinated by its terms to any other Subordinated Debt or other obligation of Financeco which is not Senior Debt. “Senior Subordinated Debt” of Solectron has a correlative meaning.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Debt” mean any Indebtedness of Financeco or Solectron (whether outstanding on the date of the Indenture or thereafter Incurred) that is subordinate or junior in right of payment to the notes or the applicable guarantee, as the case may be, pursuant to a written agreement to that effect. No Indebtedness of Financeco or Solectron shall be deemed to be subordinated in right of payment to any other Indebtedness of Financeco or Solectron solely by virtue of any Liens, Guarantees, maturity of payments or structural subordination.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Support Agreement” means that certain keepwell agreement by and between Financeco and Solectron dated as of the issue date.

“Synthetic Lease Obligations” means the monetary obligation of a Person under (a) a so-called synthetic or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, for U.S. Federal income tax purposes, is characterized as the indebtedness of such Person (without regard to accounting treatment).

“Total Assets” means, with respect to any date of determination, Solectron’s total assets shown on Solectron’s Consolidated balance sheet in accordance with GAAP on the last day of the fiscal quarter prior to the date of determination.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual yield to maturity of the Comparable Treasury Issue, assuming a price for the comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Unrestricted Subsidiary” means any Subsidiary of Solectron other than Financeco that is designated by the Board of Directors of Solectron as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary at the time of such designation:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with Solectron or any Restricted Subsidiary of Solectron unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Solectron or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Solectron;

(3) is a Person with respect to which neither Solectron nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Solectron or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of Solectron as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants in Effect other than during a Covenant Suspension Period — Restricted Payments.” Upon any Unrestricted Subsidiary being designated as a Restricted Subsidiary it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Solectron as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants in Effect other than during a Covenant Suspension Period — Incurrence of Indebtedness and Issuance of Preferred Stock,” Solectron would be in default under the indenture. The Board of Directors of Solectron may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Solectron of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants in Effect other than during a Covenant Suspension Period — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the Reference Period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at Final Maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of the material U.S. federal income tax considerations relating to the exchange offer. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the exchange offer. The summary generally applies only to U.S. Holders (as defined below) that hold the notes as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular U.S. Holder in light of the U.S. Holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or a U.S. Holder whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, and persons holding notes as part of a hedging or conversion transaction or a straddle, or persons deemed to sell notes under the constructive sale provisions of the Code). Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.

For this purpose, the term “U.S. Holder” means a beneficial owner of notes that for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State of the United States, including the District of Columbia, or (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source. A trust is a U.S. Holder if it (1) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. The term “U.S. Holder” also includes certain former citizens and residents of the Untied States. If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A holder of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of the exchange offer.

Investors should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of federal estate and gift tax laws, foreign, state and local laws, and tax treaties.

The exchange of original notes for exchange notes pursuant to the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. Accordingly, a holder would have the same adjusted basis and holding period in the exchange notes as the holder had in the original notes immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. The company has agreed that, starting on the expiration date and ending on the close of business 90 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until          , 2006 , all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

Neither Solectron nor Financeco will receive any proceeds from any sale of exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Act.

For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the related guarantees will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters under Cayman Island law will be passed upon for us by Charles Adams Ritchie & Duckworth.

EXPERTS

The consolidated financial statements and financial statement schedule of Solectron Corporation as of August 31, 2005 and 2004, and for each of the years in the three-year period ended August 31, 2005 and management’s assessment of effectiveness of internal control over financial reporting as of August 31, 2005 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$150,000,000

Solectron Corporation
Solectron Global Finance LTD

8.00% Senior Subordinated Notes due 2016 of Solectron Global Finance LTD,
registered under the Securities Act for any and all outstanding 8.00% Senior
Subordinated Notes due 2016 of Solectron Global Finance LTD, each as guaranteed by Solectron Corporation

Prospectus, dated          , 2006

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers of Solectron

Certificate of Incorporation

Article 11 of our Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, as the same now exists or as it may hereafter be amended, no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders,

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or

•	for any transaction from which the director derived an improper personal benefit.

Bylaws

Article VI of our Bylaws provides that we:

•	will indemnify each director and officer who is or was a director or officer of the corporation, who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, any direct or indirect subsidiary of the corporation, or who was a director or officer of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation, and

•	may indemnify any person, other than directors and officers, who is or was an employee or agent of the corporation, who is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, any direct or indirect subsidiary of the corporation, or who was an employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation,

•	against expenses, including attorneys’ fees, judgments, fines and other amounts actually and reasonably incurred in connection with any proceeding.

Unless indemnification is mandated by law or the order, judgment or decree of any court of competent jurisdiction, we shall not indemnify any person if such indemnification:

•	would be inconsistent with a provision of our Certificate of Incorporation, Bylaws, a resolution of the stockholders or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification, or

•	would be inconsistent with any condition expressly imposed by a court in approving a settlement.

Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification. We currently maintain liability insurance for our officers and directors.

We have entered into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify our directors and officers for certain expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Solectron, arising out of such person’s services as a director or officer of Solectron, any subsidiary of Solectron or any other company or enterprise to which the person provides services at the request of Solectron.

Item 21.	Exhibits

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit
Number		Exhibit Title

3	.1.1	Certificate of Incorporation of Solectron Corporation.(1)
3	.1.2	Memorandum of Association of Solectron Global Finance LTD.
3	.2.1	Bylaws of Solectron Corporation.(2)
3	.2.2	Articles of Association of Solectron Global Finance LTD.
4.1		Indenture.(3)
4.2		Form of 8.00% Senior Subordinated Notes due 2016 (included in Exhibit 4.1).(3)
4.3		Registration Rights Agreement.(4)
5.1		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.*
5.2		Opinion of Charles Adams Ritchie & Duckworth.*
12.1		Computation of Ratio of Earnings to Fixed Charges.
23.1		Consent of KPMG LLP, independent registered public accounting firm.
23.2		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).*
23.3		Consent of Charles Adams Ritchie & Duckworth (included in Exhibit 5.2).*
24.1		Power of Attorney of certain directors and officers of Solectron Corporation (included in page II-4).
25.1		Form T-1 Statement of Eligibility of trustee for indenture under the Trust Indenture Act of 1939.
99.1		Form of Letter of Transmittal.
99.2		Form of Notice of Guaranteed Delivery.*
99.3		Form of Letter to Clients.*
99.4		Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*
99.5		Guidelines for Certification of Taxpayer Identification Number on Substitute IRS Form W-9.*

*	To be filed by amendment.

(1)	Incorporated by reference from Exhibit 3.1 filed with Solectron’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2001, Exhibit 3.1 filed with Solectron’s Quarterly Report on Form 10-Q for the quarter ended February 25, 2000, and Exhibit 3.1 filed with Solectron’s Quarterly Report on Form 10-Q for the quarter ended February 26, 1999.

(2)	Incorporated by reference from Exhibit 3.2 filed with Solectron’s Quarterly Report on Form 10-Q for the quarter ended November 28, 2003.

(3)	Incorporated by reference from Exhibit 4.1 filed with Solectron’s Current Report on Form 8-K filed on February 21, 2006.

(4)	Incorporated by reference from Exhibit 4.3 filed with Solectron’s Current Report on Form 8-K filed on February 21, 2006.

Item 22.	Undertakings

The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of a registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired or involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on May 18, 2006.

SOLECTRON CORPORATION

By:	/s/ Warren Ligan
Warren J. Ligan
Senior Vice President and
Chief Accounting Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENT, that each individual whose signature appears below constitutes and appoints Paul J. Tufano and Warren J. Ligan, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Cannon Michael R. Cannon	President and Chief Executive Officer (Principal Executive Officer)	May 18, 2006

/s/ Paul Tufano Paul J. Tufano	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 18, 2006

/s/ Warren Ligan Warren J. Ligan	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 18, 2006

/s/ William Hasler William A. Hasler	Director	May 18, 2006

/s/ Richard D’Amore Richard A. D’Amore	Director	May 18, 2006

/s/ H. Paulett Eberhart H. Paulett Eberhart	Director	May 18, 2006

/s/ Heinz Fridrich Heinz Fridrich	Director	May 18, 2006

Signature	Title	Date

/s/ William Graber William R. Graber	Director	May 18, 2006

/s/ Paul Low Paul R. Low, Ph.D.	Director	May 18, 2006

/s/ Wesley Scott C. Wesley M. Scott	Director	May 18 2006

/s/ Cyril Yansouni Cyril Yansouni	Director	May 18, 2006

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on May 18, 2006.

SOLECTRON GLOBAL FINANCE LTD

By:	/s/ Perry Hayes
Perry G. Hayes
Director

By:	/s/ Warren Ligan
Warren J. Ligan
Director

Authorized Representative

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on its respective behalf by the undersigned, thereunto duly authorized, on the 18th day of May, 2006.

SOLECTRON GLOBAL FINANCE LTD

By:	/s/ Warren Ligan
Warren J. Ligan
Authorized Representative

EXHIBIT INDEX

Exhibit
Number		Exhibit Title

3	.1.1	Certificate of Incorporation of Solectron Corporation.(1)
3	.1.2	Memorandum of Association of Solectron Global Finance LTD.
3	.2.1	Bylaws of Solectron Corporation.(2)
3	.2.2	Articles of Association of Solectron Global Finance LTD.
4.1		Indenture.(3)
4.2		Form of 8.00% Senior Subordinated Notes due 2016 (included in Exhibit 4.1).(3)
4.3		Registration Rights Agreement.(4)
5.1		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.*
5.2		Opinion of Charles Adams Ritchie & Duckworth.*
12.1		Computation of Ratio of Earnings to Fixed Charges.
23.1		Consent of KPMG LLP, independent registered public accounting firm.
23.2		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).*
23.3		Consent of Charles Adams Ritchie & Duckworth (included in Exhibit 5.2).*
24.1		Power of Attorney of certain directors and officers of Solectron Corporation (included in page II-4).
25.1		Form T-1 Statement of Eligibility of trustee for indenture under the Trust Indenture Act of 1939.
99.1		Form of Letter of Transmittal.
99.2		Form of Notice of Guaranteed Delivery.*
99.3		Form of Letter to Clients.*
99.4		Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*
99.5		Guidelines for Certification of Taxpayer Identification Number on Substitute IRS Form W-9.*

*	To be filed by amendment.

(1)	Incorporated by reference from Exhibit 3.1 filed with Solectron’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2001, Exhibit 3.1 filed with Solectron’s Quarterly Report on Form 10-Q for the quarter ended February 25, 2000, and Exhibit 3.1 filed with Solectron’s Quarterly Report on Form 10-Q for the quarter ended February 26, 1999.

(2)	Incorporated by reference from Exhibit 3.2 filed with Solectron’s Quarterly Report on Form 10-Q for the quarter ended November 28, 2003.

(3)	Incorporated by reference from Exhibit 4.1 filed with Solectron’s Current Report on Form 8-K filed on February 21, 2006.

(4)	Incorporated by reference from Exhibit 4.3 filed with Solectron’s Current Report on Form 8-K filed on February 21, 2006.